REGISTRATION STATEMENT NO. 333-38098
                                            FILED  PURSUANT  TO  RULE  424(B)(3)

PROSPECTUS

                         344,828 SHARES OF COMMON STOCK

                          MINIMUM PURCHASE - 400 SHARES

                        [LOGO] JAMES MONROE BANCORP, INC.

     James Monroe Bancorp, Inc. is the holding company for James Monroe Bank, Arlington, Virginia.


     James Monroe Bancorp is offering to sell 344,828 newly issued shares of its common stock at a price of $14.50 per share. If the volume of subscriptions exceeds the number of shares offered, we may also sell up to an additional
137,930 newly issued shares of common stock. This is our initial registered public offering of the common stock.


     There is no minimum number of shares which must be sold in the offering. The offering is being made through the efforts of our directors and executive officers without an underwriter. No underwriter or other person is obligated to purchase any shares in the offering, or to find purchasers. Until your subscription is accepted and the sale of shares completed, all funds will be placed in an escrow account at James Monroe Bank under the control of an independent third party. If all or a portion of your subscription is not accepted, the appropriate part of your subscription payment will be promptly returned, generally without interest.

     Our common stock is not traded on any exchange or in any organized market, and we do not expect that there will be any organized trading market for the common stock upon completion of the offering.

     This offering will continue until October 16, 2000, unless extended in the discretion of the Board of Directors to not later than November 15, 2000.


                                -----------------

Shares of our common stock are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in common stock involves investment risks.

                                -----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                               ------------------

CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


                                              Per share             Total
                                            ---------------     ---------------
Price to public                                 $14.50            $5,000,006

Underwriting discounts and commissions           None                 N/A

      ]

                                              Per share             Total
                                            ---------------     ---------------
Net  proceeds of the offering (before
expenses)                                       $14.50               $5,000,006



























                The date of this prospectus is August 11, 2000

                                 TABLE OF CONTENTS


                                                                                   PAGE
                                                                                   ----
Summary..............................................................................1
Risk Factors.........................................................................4
Selected Consolidated Financial Data.................................................7
The Offering.........................................................................8
Use of Proceeds.....................................................................13
Dilution............................................................................15
Regulatory Capital Requirements.....................................................15
Market for Common Stock and Dividends...............................................16
Management's Discussion and Analysis................................................17
Business of James Monroe Bancorp and James Monroe Bank..............................29
Supervision and Regulation..........................................................34
Share Ownership of Directors, Officers and Certain Beneficial Owners................39
Management..........................................................................41
Executive Compensation and Certain Transactions.....................................42
Shares Eligible for Future Sale.....................................................43
Description of Capital Stock........................................................44
Legal Matters.......................................................................45
Experts.............................................................................46
Where You Can Find Additional Information About James Monroe Bancorp................46
Index to Financial Statements......................................................F-1


                                     SUMMARY

     This summary presents selected information from this prospectus. You should carefully read this entire document in order to understand this offering. This summary includes page references that direct you to more complete discussions elsewhere in this document.


                                  THE OFFERING


     Shares Offered. James Monroe Bancorp is offering to sell 344,828 newly issued shares of its common stock. If the volume of subscriptions exceeds the amount offered, we may also sell up to an additional 137,930 newly issued shares of common stock. If all shares offered are sold, the number of shares outstanding after the offering will be 1,089,118, or 1,227,048 if all of the oversubscription shares are sold.

     Price per Share. We are offering to sell the common stock for $14.50 per share.

     Market for the Common Stock. The common stock is not traded on any exchange or in any organized market. We do not expect that there will be an organized market for the common stock upon completion of the offering. Trading in the common stock has been sporadic, and the prices at which the common stock has traded do not necessarily reflect the value of the common stock. See "Market for Common Stock and Dividends" at page 16

     Determination of Offering Price. The price at which we are offering to sell the common stock was not determined as a result of third party evaluation or negotiations, or by reference to the market price of the common stock. The Board of Directors considered a number of factors in setting the offering price, including the price of recent trades known to have occurred, the book value of the common stock, the price to earnings and price to book ratios of other newly formed banks and other institutions we deemed to be comparable, and our estimate of our earnings prospects. The offering price, therefore, does not necessarily reflect the market value of the common stock. See "The Offering -- Determination of Offering Price" at page 11 Prior to this offering all shares were issued at $10.00 per share, and all options have exercise prices of $10.00 per share.

     Proceeds of the Offering. The net proceeds of the offering to James Monroe Bancorp will be approximately $4,890,000 if the offering is fully subscribed, or approximately $6,890,000 if all of the oversubscription shares are sold, after deduction of estimated expenses of the offering. See "The Offering -- General" at page 8

     No Minimum Offering. There is no minimum total number of shares which must be sold in the offering. The offering is not underwritten, and no broker-dealer or other person is obligated to purchase any shares in the offering. See and "The Offering -- General -- No Minimum Offering" at page 8

     Director and Officer Subscriptions. Our directors and executive officers currently intend to purchase at least 101,375 shares in the offering. See "The Offering -- General -- Intentions of Directors, Executive Officers and Others" at page 12

     Minimum and Maximum Subscription. The minimum number of shares for which any person may subscribe is 400, although we may permit smaller subscriptions in our discretion. There is no maximum number of shares for which any person or any group of affiliated or related persons may subscribe. We may, however, reduce or reject any subscription in whole or in part. If you would own more than a certain percentage of the common stock after the offering, usually 5% or 10%, you may be required to file applications with state or federal bank regulatory agencies as a condition of the purchase. We reserve the right to reduce, or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such approval is not obtained prior to the termination of the offering. See "The Offering -- General" at page 8

     Term of the Offering. The offering will run until October 16, 2000, or such later date as the Board of

Directors may determine, but not later than November 15, 2000. See "The Offering -- General" at page 8

     Escrow Account. Until the closing of the offering, subscription funds will be held in an escrow account at James Monroe Bank under the control of an independent escrow agent. If the offering is not completed, or if your subscription is not accepted, your subscription funds will be promptly returned without interest or deduction, except that interest will be paid to the extent that law, regulation or administrative policy of your state of residence specifically requires. The closing may not occur until as late as the end of the term of the offering. See "The Offering -- Escrow Agreement; Release of Funds; No Interest on Subscription Funds" at page 10

     How to Subscribe. To subscribe for shares, you should complete the subscription agreement accompanying this prospectus and submit it, along with payment in full for the shares, to:

                   Richard I. Linhart, Subscription Agent for
                           James Monroe Bancorp, Inc.
                              3033 Wilson Boulevard
                            Arlington, Virginia 22201

prior to the expiration of the offering. You should make your check payable to "James Monroe Bancorp, Inc. Escrow Account." You should carefully follow the instructions contained in this prospectus under the caption "The Offering" at page 8 and those included on the subscription agreement.

     Use of Proceeds. We intend to use the net proceeds from the offering for general corporate purposes, which will include an immediate capital contribution of the first $1 million of net proceeds of the offering to James Monroe Bank, our subsidiary bank, for use in its lending and investment activities. Additional proceeds will be held for future contribution to James Monroe Bank and for other corporate purposes. Other than contributions to James Monroe Bank for use in connection with the expansion of its business, we have no specific plans for any part of the proceeds of the offering. Until we use the proceeds for these purposes, we may invest the net proceeds in a variety of short to medium term, interest-bearing assets, including federal funds transactions, interest-bearing deposits in other banks, and similar investments. See "Use of Proceeds" at page 13.

                           JAMES MONROE BANCORP, INC.

                           JAMES MONROE BANCORP, INC.
                              3033 Wilson Boulevard
                            Arlington, Virginia 22201
                                  703.524.8100

     James Monroe Bancorp is a one-bank holding company headquartered in Arlington, Virginia. We provide general commercial and consumer banking services through our wholly owned banking subsidiary, James Monroe Bank, Arlington, Virginia. James Monroe Bancorp was organized on April 9, 1999 to be the holding company for James Monroe Bank.

     James Monroe Bank was organized and opened for business in June 1998, and became a wholly owned subsidiary of James Monroe Bancorp on July 1, 1999. At March 31, 2000, we had consolidated assets of $61.3 million, deposits of $54.3 million, and shareholders' equity of $6.7 million. See "Selected Consolidated Financial Data" at page 7, "Management's Discussion and Analysis" at page 17, and "Consolidated Financial Statements" beginning on page F - 1.

     James Monroe Bank, our sole subsidiary, is an independent, community oriented full service financial institution. It conducts a general commercial and consumer banking business. These services include the usual deposit functions of commercial banks, including business and personal checking accounts, "NOW" accounts and savings accounts; business and commercial loans, residential mortgages and consumer loans and cash management services. James Monroe Bank is a Virginia chartered bank which is a member of the Federal Reserve System, and its deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. See "Business of James Monroe Bancorp and James Monroe Bank" at page 28.

     While James Monroe Bank served both commercial and consumer customers, its primary business focus is on lending to small and medium sized businesses in its market area. This is evidenced by the composition of the loan portfolio at March 31, 2000, which consisted of 10.8% consumer installment, mortgage and home equity loans and 89.2% of loans to commercial customers.

     James Monroe Bank's primary service area is Arlington and Fairfax counties in Virginia, and the surrounding Northern Virginia counties and suburban Washington DC metropolitan area. James Monroe Bank operates through its main office in Arlington,

Virginia, and one branch office located in Annandale, Virginia.

     Recent Developments. For the quarter ended June 30, 2000, we had earnings of $212 thousand, or $0.28 per share. For the six months ended June 30, 2000, we earned a total of $324 thousand, or $0.42 per share At June 30, 2000, we had consolidated assets of $69.8 million, including total loans of $42.9 million, deposits of $62.5 million, and shareholders' equity of $6.9 million. See "Management's Discussion and Analysis -- Recent Developments" at page 28.

                                  RISK FACTORS

     An investment in the common stock involves various risks. You should carefully consider the risk factors listed below. These risk factors may cause James Monroe Bancorp's future earnings to be lower or its financial condition to be less favorable than it expects. In addition, other risks of which we are not aware, which relate to the banking and financial services industries in general, or which we do not believe are material, may cause our earnings to be lower, or hurt our future financial condition. You should read this section together with the other information in this prospectus.

     AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK DOES NOT CURRENTLY EXIST, AND WILL PROBABLY NOT EXIST AFTER THE OFFERING. AS A RESULT, SHAREHOLDERS MAY NOT BE ABLE TO EASILY SELL THEIR COMMON STOCK.

     While the common stock will be freely transferable by most shareholders, we do not expect that there will be an active market for trading the common stock following the offering. We cannot be sure that an active or established trading market will develop following completion of the offering, or if one develops, that it will continue, or whether the price of the common stock will be higher or lower than the offering price. The common stock will not be listed on The Nasdaq National Market, The Nasdaq SmallCap Market or any other securities market upon completion of the offering. There can be no assurance that trading in the over-the-counter market, through brokers or through market makers will develop. As a result, an investment in the common stock may be relatively illiquid. See "The Offering -- Limited Market for Common Stock" at page 9.

     NO BROKER HAS AGREED TO PURCHASE ANY OF THE COMMON STOCK AND WE MAY NOT BE ABLE TO SELL ALL THE SHARES IN THE OFFERING. OUR FUTURE RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED IF LESS THAN ALL OF THE OFFERED SHARES ARE SOLD.

     The common stock is being sold directly, through the efforts of our directors and executive officers. No broker-dealer or other person has any obligation to purchase, or find purchasers for, any shares of common stock. See "The Offering -- Manner of Distribution" at page 12.

     Because the offering is not underwritten, there can be no assurance that any particular number of shares will be sold. If less than all of the shares offered are subscribed for, we will have less capital to fund operations and growth, which could result in restricted or slower growth for James Monroe Bank, slower expansion of activities, and lower shareholder returns. We could be required to raise additional capital earlier than it would if all of the shares offered are sold. See "The Offering" at page 7.

     AS A RESULT OF THEIR LEVEL OF SHARE OWNERSHIP, OUR DIRECTORS AND EXECUTIVE OFFICERS COULD MAKE IT MORE DIFFICULT TO OBTAIN APPROVAL FOR CERTAIN MATTERS SUBMITTED TO SHAREHOLDER VOTE, INCLUDING VOTES ON SOME ACQUISITIONS OF THE COMPANY. THE RESULTS OF THE VOTE MAY BE CONTRARY TO THE DESIRES OR INTERESTS OF THE PUBLIC SHAREHOLDERS.

     Following completion of the offering, our directors and executive officers of and their affiliates will own at least 22.36% and possibly as much as 32.44% of the outstanding shares of common stock, assuming that they purchase the number of shares in the offering which they currently intend. These persons may purchase a greater or lesser number of shares in the offering.

     See "Share Ownership of Directors, Officers and Certain Beneficial Owners" at page 37.

     By voting against a proposal submitted to shareholders, the directors and officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders, such as mergers, share exchanges, certain asset sales, and certain amendments to James Monroe Bancorp's Articles of Incorporation. See "Description of Capital Stock -- Certain Provisions of the Articles of Incorporation and Virginia Law" at page 42.

     The ownership of common stock, and purchase of shares in the offering, by directors and executive officers does not necessarily mean that an investment in the common stock is appropriate for any other investor.

     CONSUMMATION OF THE OFFERING IS NOT SUBJECT TO THE RECEIPT OF SUBSCRIPTIONS FOR A MINIMUM NUMBER OF SHARES. SUBSCRIBERS WILL BE REQUIRED TO PURCHASE SHARES EVEN IF LESS THAN ALL OF THE SHARES OFFERED ARE SOLD. A SUBSCRIBER MAY BE ONE OF ONLY A SMALL NUMBER OF PURCHASERS IN THE OFFERING.

     There is no minimum number of shares that must be sold in the offering, and subscriptions, once received, are irrevocable. The offering may be completed even if substantially less than the total number of shares offered is sold. If this happens, our capital would not be increased to the extent it would be if all of the shares being offered were sold. Once made, subscriptions will not be revocable by subscribers, and we intend to accept subscriptions even if the offering has not been fully subscribed. See "The Offering" at page 7.

     Although directors and executive officers currently intend to purchase shares in the offering, they are not obligated to subscribe for any shares. Subscribers will be required to purchase shares even if the directors and executive officers do not purchase as many shares as currently intended.

WE HAVE ONLY A LIMITED OPERATING HISTORY, AND AS A RESULT, OUT HISTORICAL RESULTS OF OPERATION MAY NOT BE INDICATIVE OF OUR FUTURE PERFORMANCE.

     James Monroe Bank, our sole operating business, has been in operation only since June 1998. Our future results of operations are not necessarily indicated by those during this brief period. We may not be able to maintain the rate of growth, interest rate spreads, levels of loan losses and problem assets and other favorable factors which we have achieved since June 1998.

     THE BOOK VALUE OF A SHARE OF COMMON STOCK AFTER THE OFFERING WILL BE LOWER THAN THE PRICE PAID FOR SHARES IN THE OFFERING.

     If all of the shares being offered are sold, then book value per share at March 31, 2000, after giving effect to completion of the offering, would be $10.62 per share. The post-offering book value would be less than the offering price, and accordingly, investors in the offering would experience dilution of $3.88, or 26.76%, per share, calculated on the basis of the difference between the offering price and book value. If fewer than all of the shares offered are sold, book value per share will be lower and you will experience greater dilution. See "Dilution" at page 13.

     THE OFFERING PRICE WAS DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, AND DOES NOT NECESSARILY REFLECT THE FAIR MARKET VALUE OF THE COMMON STOCK. THEREFORE, YOU MAY NOT BE ABLE TO SELL THE COMMON STOCK AT THE OFFERING PRICE FOLLOWING THE OFFERING.

     The Board of Directors considered a number of factors in determining the offering price for the common stock, including, but not limited to the price of recent trades known to have occurred, the book value of the common stock, the price to earnings and price to book ratios of other newly formed banks and other institutions we deemed to be comparable, and our estimate of our earnings prospects. No independent third party or negotiations were involved in the determination of the offering price, and the price therefore, does not necessarily reflect the market value of the common stock.

     The price at which the common stock trades after the offering may be higher or lower than the offering price. You may not be able to sell the common stock at or before the offering price after the offering.

     OUR LOAN PORTFOLIO HAS GROWN RAPIDLY SINCE JAMES MONROE BANK OPENED, AND CONSISTS ALMOST ENTIRELY OF LOANS WHICH ARE LESS THAN TWO YEARS OLD. BECAUSE OF THE UNSEASONED NATURE OF OUR PORTFOLIO, WEAKNESSES IN LOANS WHICH MAY ULTIMATELY CAUSE LOSSES HAVE NOT YET BECOME APPARENT.

     All of the loans in our portfolio have been made since June 1998, more than two-thirds of them since January 1999. Because the portfolio is unseasoned, weaknesses in loans which may cause them to become nonperforming have not yet become apparent. The allowance for loan losses which we maintain may not be sufficient to absorb losses which may develop as the portfolio matures. Also, rapid expansion of the portfolio would result in losses if our underwriting standards have been compromised in seeking rapid loan growth.

     A SUBSTANTIAL PORTION OF OUR LOANS ARE IN REAL ESTATE RELATED LOANS IN THE WASHINGTON DC METROPOLITAN AREA, AND ADVERSE CHANGES IN THE REAL ESTATE MARKET IN THIS AREA COULD LEAD TO HIGHER LEVELS OF PROBLEM LOANS AND CHARGE-OFFS, AND ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     James Monroe Bank has a substantial amount of loans secured by real estate as collateral At March 31, 2000, 7% of our loans were construction and land development loans, 6% were 1-4 family residential real estate loans, and 40% were commercial real estate loans. Additionally, 37% were commercial and industrial loans, which are not secured by real estate. These concentrations expose us to the risk that adverse developments in the real estate market could increase the levels of nonperforming loans and charge-offs, and reduce loan demand and deposit growth.

     PROPOSED LEGISLATION WHICH WOULD PERMIT BANKS TO PAY INTEREST ON BUSINESS CHECKING ACCOUNTS COULD HAVE A NEGATIVE IMPACT ON OUR EARNINGS AND FINANCIAL PERFORMANCE.

     A pending bill in Congress, if enacted into law, would permit banks to pay interest on checking and demand deposit accounts established by businesses, which is currently prohibited by regulation. A significant portion of our deposits, 32.6% at March 31, 2000, are noninterest bearing business demand deposits. If the proposed legislation is enacted, it is likely that we may be required to pay interest on at least a portion of these deposits in order to compete successfully against other banks. This could have a significant negative effect on our net interest income, net income, net interest margin, return on assets and return on equity.

     MANAGEMENT WILL HAVE DISCRETION IN ALLOCATING A SUBSTANTIAL PORTION OF THE PROCEEDS, AND MAY USE THEM FOR PURPOSES NOT SPECIFICALLY IDENTIFIED IN THIS PROSPECTUS.

     Our Boards of Directors will have substantial discretion in determining the use of the proceeds of the offering. While the proceeds of the offering are intended to provide capital for use in the lending and investment business of James Monroe Bank, they will be available for use in lines of business, and for business opportunities which may develop after the offering, and which are not presently contemplated. Management will determine which additional business opportunities are appropriate for James Monroe Bank and James Monroe Bancorp. WE ARE NOT CURRENTLY PERMITTED TO PAY DIVIDENDS WITHOUT PRIOR REGULATORY APPROVAL. WE CANNOT BE CERTAIN THAT WE WILL HAVE SUFFICIENT EARNINGS TO BE LEGALLY ABLE TO PAY DIVIDENDS. WE HAVE NO CURRENT PLANS TO COMMENCE PAYING DIVIDENDS. James Monroe Bank is our principal revenue producing operation. As a result, our ability to pay dividends largely depends on receiving dividends from James Monroe Bank. The amount of dividends that James Monroe Bank may pay is limited by state and federal laws and regulations. To date, James Monroe Bank has not had earnings that would permit the payment of dividends without prior regulatory approval.

     Even if James Monroe Bank or James Monroe Bancorp has earnings in an amount sufficient to pay dividends, the Board of Directors may decide to retain earnings for the purpose of financing growth. We have no current plans to commence paying dividends. See "Description of Capital Stock -- Limitations on Payment of Dividends" at page 42, "The Offering -- Limited Market for Common Stock" at page 9, and "Market for Common Stock and Dividends" at page 14.

     WE CAN ELECT TO DELAY CLOSING OF THE OFFERING UNTIL AS LATE AS NOVEMBER 15, 2000, AND CAN DECIDE TO NOT ACCEPT ALL OR A PART OF YOUR SUBSCRIPTION. UNTIL THAT DECISION IS MADE, YOU WILL NOT HAVE USE OF YOUR FUNDS.

     We reserve the right to extend the offering until as late as November 15, 2000. We will have broad discretion in determining which subscriptions, other than those of our directors and officers, to accept, in whole or in part, including if the offering is oversubscribed. In deciding which subscriptions to accept, we may consider the order in which subscriptions are received, a subscriber's potential to do business with, or to direct business to, James Monroe Bank, and the desire to have a broad distribution of stock ownership. As a result, a subscriber cannot be assured of receiving the full number of shares subscribed for, and may forego use of all or a portion of such subscriber's funds pending allocation of available shares. See "The Offering -- General" at page 7 and " -- Acceptance and Refunding of Subscriptions" at page 9.

     THE LOSS OF THE SERVICES OF ANY KEY EMPLOYEES COULD ADVERSELY AFFECT INVESTOR RETURNS.

     Our business is service-oriented, and its success depends to a large extent upon the services of John R. Maxwell, President and Chief Executive Officer of James Monroe Bancorp and James Monroe Bank, and Richard I. Linhart, Executive Vice President and Chief Operating Officer of James Monroe Bank and James Monroe Bancorp. The loss of the services of Mr. Maxwell or Mr. Linhart could adversely affect our business. Although we have employment contracts with both Mr. Maxwell and Mr. Linhart, these cannot insure that we will retain their services. Although we have $1 million in key man insurance on Mr. Maxwell, the proceeds of this policy are not intended to fully compensate the company for the loss of Mr. Maxwell's services. See "Management" at page 38.

     OUR PROFITABILITY WILL DEPEND ON ECONOMIC POLICIES AND FACTORS BEYOND OUR CONTROL.

     Our operating income and net income depend to a great extent on "rate differentials," i.e., the difference between the interest yields we receive on loans, securities and other interest bearing assets and the interest rates we pay on interest bearing deposits and other liabilities. These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities, including the Board of Governors of the Federal Reserve System. See "Supervision and Regulation -- James Monroe Bank" at page 33, and "Business of James Monroe Bancorp and James Monroe Bank -- Proposed Legislation" at page 30.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table shows selected historical consolidated financial data for James Monroe Bancorp. You should read it in connection with the historical consolidated financial information contained in the Consolidated Financial Statements for the year ended December 31, 1999 and for the three months ended March 31, 2000 included in this prospectus and with the other information provided in this prospectus. See "Consolidated Financial Statements" beginning on page F - 1, and "Management's Discussion and Analysis" at page 15. Information for the year and seven months ended December 31, 1999 and 1998, respectively, is derived from the audited consolidated financial statements. Information for the three month periods ended March 31, 2000 and 1999 is derived from unaudited interim financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the three-month period ended March 31, 2000 do not necessarily indicate the results which may be expected for any period or for the full year.

                                                                                               From Inception
                                                                                               (June 8, 1998)
                                                                                 Year Ended       through
                                                  Three Months Ended March 31,  December 31,    December 31,
                                                  ----------------------------  -------------  -------------
                                                      2000           1999           1999           1998
                                                  -------------  -------------  -------------  -------------
                                                             ($ in thousands, except share data)
RESULTS OF OPERATIONS:
Total interest income                               $    1,021      $     511      $   2,845       $    630
Total interest expense                                     365            148            921            147
Net interest income                                        656            363          1,924            482
Provision for loan losses                                   56             60            231            132
Net interest income after provision for loan               600            303          1,693            350
Other income                                                64             19            159             14
Other expenses                                             553            355          1,727            817
Income (loss) before income taxes                          112            (34)           125           (452)
Net income (loss)                                          112            (34)           125           (452)

EARNINGS PER SHARE:
Basic earnings (loss) per common share               $     .15      $    (.05)      $    .17       $   (.61)
Diluted earnings (loss) per common share                   .15           (.05)           .17           (.61)

PERIOD-ENDING BALANCES:
Total assets                                         $  61,259      $  32,035       $ 49,618       $ 23,509
Total loans                                             37,579         18,090         31,039         12,769
Total deposits                                          54,349         25,263         42,819         16,781
Shareholders' equity                                     6,681          6,635          6,599          6,659
Shareholders' equity per share                            8.98           8.93           8.89           9.03
Average weighted shares outstanding at period
end:
     Basic                                             744,290        740,368        742,028        737,590
     Diluted                                           764,830        740,368        750,952        737,590

ASSET QUALITY RATIOS:
Allowance for loan losses to loans                        1.12 %         1.06 %         1.17 %         1.03 %
Nonperforming loans to loans(1)                            N/a            n/a            n/a            n/a
Allowance for loan losses to nonperforming                 N/a            n/a            n/a            n/a
Nonperforming assets to loans and other real               N/a            n/a            n/a            n/a
Net loan charge-offs to average loans(1)                   N/a            n/a            n/a            n/a

CAPITAL RATIOS:
Tier I risk-based capital ratio                           16.4 %         32.5 %         20.3 %         43.8 %
Total risk-based capital ratio                            17.4 %         33.4 %         21.4 %         44.7 %
Leverage ratio                                            13.1 %         23.0 %         13.9 %         30.6 %

SELECTED RATIOS:
Return on average total assets(2)                          .85 %         (.47) %         .32 %        (4.54) %
Return on average shareholders' equity(2)                 6.75 %        (2.07) %        1.88 %       (11.14) %
Net interest margin                                       5.35 %         5.35 %         5.25 %         5.27 %
Shareholders' equity to total assets                     10.95 %        20.71 %        13.30 %        28.33 %

(1) James Monroe Bancorp did not have any nonperforming loans, other real estate owned, or charged off loans during any period presented.
(2)  Annualized for the three months ended March 31, 2000 and 1999.

                                  THE OFFERING

GENERAL

     Securities Offered. We are offering to sell 344,828 newly issued shares of our common stock at $14.50 per share. If the volume of subscriptions exceeds the number of shares offered, we may also sell up to an additional 137,930 newly issued shares of common stock.

     No Minimum Offering. There is no minimum number of shares which must be sold in the offering. The offering will be consummated if any valid subscriptions are received, unless the Board of Directors has terminated the offering in its entirety. While our directors and executive officers intend to purchase shares in the offering, they are not obligated to purchase any minimum number of shares. See "-- Intentions of Directors, Executive Officers and Others" at page 10.

     Expiration Time. Subscriptions to purchase shares must be received no later than 5:00 p.m., Eastern time, on Monday, October 16, 2000, unless we terminate the offering earlier or extend it. We may terminate the offering at any time prior to October 16, 2000, or to extend the termination date for up to one period of thirty (30) days, without notice to subscribers. Under no circumstances will we extend the offering beyond November 15, 2000. See "The Offering -- Procedure for Subscribing to Common Stock in the Offering" below and " -- Acceptance and Refunding of Subscriptions" at page 9.

     Minimum and Maximum Subscription. Investors must subscribe for the purchase of a minimum of 400 shares, for a minimum investment of $5,800. We may, however, permit smaller subscriptions in our discretion. There is no maximum number of shares which any person or group of affiliated persons will be permitted to purchase. In considering whether to accept a subscription, we may consider the number of shares purchased by a subscriber in other capacities, the potential of the subscriber to do business with, or direct business to, James Monroe Bank, and other factors relating to a particular subscription, and the number of shares which have not been subscribed for at the time a subscription is accepted. We may also consider the identity of the subscriber and the subscriber's intentions with respect to the operation, management and direction of James Monroe Bancorp.

     WE RESERVE THE RIGHT TO ACCEPT OR REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IN DETERMINING WHETHER TO ACCEPT ANY SUBSCRIPTION, IN WHOLE OR IN PART, THE DIRECTORS MAY, IN THEIR SOLE DISCRETION, TAKE INTO ACCOUNT:
     o    THE ORDER IN WHICH SUBSCRIPTIONS ARE RECEIVED,
     o A SUBSCRIBER'S POTENTIAL TO DO BUSINESS WITH, OR TO DIRECT CUSTOMERS TO, JAMES MONROE BANK, AND
     o OUR DESIRE TO HAVE A BROAD DISTRIBUTION OF STOCK OWNERSHIP, AS WELL AS LEGAL OR REGULATORY RESTRICTIONS.

YOU MAY NOT REVOKE A SUBSCRIPTION AFTER IT HAS BEEN RECEIVED.

PROCEDURE FOR SUBSCRIBING TO COMMON STOCK IN THE OFFERING

     Investors who wish to participate in the offering and invest in James Monroe Bancorp may do so by completing and signing the subscription agreement accompanying this prospectus and delivering the completed subscription prior to the termination of the offering, together with payment in full of the offering price of all shares for which you have subscribed. Payment in full must be by:

          (a) check or bank draft drawn upon a U.S. bank; or
          (b) postal, telegraphic or express money order,

in either case, payable to "James Monroe Bancorp, Inc. Escrow Account".

     The offering price will be deemed to have been received only upon:

(a)  clearance of any uncertified check, or

(b) receipt of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order.

A  postage  paid,   addressed  envelope  is  included  for  the  return  of  the subscription agreement.

     If you are paying by uncertified personal check, please note that the check may take at least five business days to clear. If you wish to pay the offering price by means of uncertified personal check, we urge you to make payment sufficiently before the end of the offering to ensure that such payment is received and clears before the end of the offering. All funds received in payment of the subscription price will be deposited in the James Monroe Bancorp, Inc. Escrow Account and, until closing of the offering, will be invested at the direction of James Monroe Bancorp.

     The address to which subscription agreements and payment of the offering price should be delivered is:

                     Richard I. Linhart, Subscription Agent
                           James Monroe Bancorp, Inc.
                              3033 Wilson Boulevard
                            Arlington, Virginia 22201
                                  703.524.8100

     If the amount you send with your subscription is insufficient to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, then we will treat your subscription as one to purchase shares to the full extent of the payment sent. If the amount you send with your subscription exceeds the amount necessary to purchase the number of shares that you indicate are being subscribed for, then we will treat your subscription as one to purchase shares to the full extent of the excess payment sent. We reserve the right to reject, in whole or in part, any subscription. In determining whether to accept any subscription, in whole or in part, the directors may, in their sole discretion, take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, James Monroe Bank and our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions. We may also consider the identity of the subscriber and the subscriber's intentions with respect to the operation, management and direction of James Monroe Bancorp.


     FAILURE TO INCLUDE THE FULL OFFERING PRICE WITH YOUR SUBSCRIPTION AGREEMENT MAY CAUSE US TO REJECT YOUR SUBSCRIPTION.

     The method of delivery of subscription agreements and payment of the offering price will be your election and risk. If you send your subscription by mail, we recommend that you use registered mail, return receipt requested, and that you allow a sufficient number of days to ensure delivery and clearance of payment prior to the termination date. You will be required to pay the additional postage costs relating to registered mail.

     We will decide all questions concerning the timeliness, validity, form and eligibility of subscription agreements, and our decisions will be final and binding. James Monroe Bancorp, in its sole discretion, may waive any defect or irregularity in any subscription, may permit any defect or irregularity to be corrected within such time as we may allow, or may reject the purported subscription. We will not consider a subscription to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither James Monroe Bancorp, its officers, directors, and agents, the subscription agent nor any other person will be under any duty to give a subscriber notice of any defect or irregularity in the submission of subscription agreements, or incur any liability for failure to give such notice.

     SUBSCRIPTIONS FOR COMMON STOCK MAY NOT BE REVOKED BY SUBSCRIBERS.

ESCROW ACCOUNT; RELEASE OF FUNDS; NO INTEREST ON SUBSCRIPTION FUNDS

     All funds received in payment of the offering price will be promptly deposited into an escrow account at James Monroe Bank subject to the control of Neil Title, Esquire, Escrow Agent, until consummation or termination of the offering. Funds in the escrow account will be invested in short-term obligations of the United States government or a sweep account collateralized by US government or agency securities. Subscription funds will be released from the escrow account to James Monroe Bancorp only upon receipt by the escrow agent of the certification of the President of James Monroe Bancorp that subscriptions relating to such funds have been accepted and that shares of common stock will be issued to subscribers in respect of such subscriptions. Earnings on funds in the escrow account will be retained by James Monroe Bancorp whether or not the offering is consummated.


         Subscriptions for common stock which are received by the subscription agent may not be revoked. No interest will be paid to subscribers on subscription funds, even if the offering is terminated in its entirety or an individual subscription is rejected. By submitting a subscription, subscribers will forego interest they otherwise could have earned on the funds for the period during which their funds are held in escrow. We will, however, pay interest to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires in the event that the offering is not completed. Prior to the time the offering is completed or terminated, we will be entitled to request, from time to time, that the escrow agent distribute accrued earnings on the escrowed funds to us for general corporate purposes.

ACCEPTANCE AND REFUNDING OF SUBSCRIPTIONS

     Subscription agreements are not binding on James Monroe Bancorp until accepted by James Monroe Bancorp. We reserve the right to reject, in whole or in part, in our sole discretion, any subscription agreement or, if the offering is oversubscribed, to allot a lesser number of shares than the number for which a person has subscribed. In determining the number of shares to allot to each subscriber if the offering is oversubscribed, the directors, in their sole discretion, may take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, James Monroe Bank, and our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions. We will decide which subscription agreements to accept within ten days after the termination of the offering. Once made, a subscription is irrevocable by the subscriber during the period of the offering, including extensions, if any.

     We may elect, at any time and from time to time, to accept any or all of the subscriptions which have been received to date, issue shares of common stock for those subscriptions, and continue the offering with respect to any remaining shares.

     If we reject all or a portion of any subscription, the escrow agent will promptly refund to the subscriber by check sent by first-class mail all, or the appropriate portion, of the amount submitted with the subscription agreement, without interest or deduction, except that interest will be paid to the extent that the law, regulation or administrative policy of your state of residence specifically requires. If the offering is not completed, all subscription funds will be promptly refunded without interest or deduction, except that interest will be paid if and to the extent that the law, regulation or administrative policy of your state of residence specifically requires.

     After all refunds have been made, the escrow agent, James Monroe Bancorp, James Monroe Bank and their respective directors, officers, and agents will have no further liabilities to subscribers. Certificates representing shares duly subscribed and paid for will be issued as soon as practicable after funds are released to by the escrow agent.

LIMITED MARKET FOR COMMON STOCK

     Except for common stock held by our directors and certain of our executive officers, the common stock will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. There does not currently exist an active or organized public market for the common stock. No broker-dealers currently offer to make a market in the common stock. The common stock has been the subject of only sporadic trades. There can be no assurance that an over-the-counter market will develop for the common stock. It is not anticipated that the common stock will be listed on any stock exchange or be designated for trading on the Nasdaq system upon completion of the offering or in the immediate future.

DETERMINATION OF OFFERING PRICE

     The offering price has been determined by the Board of Directors after consideration of various factors which it deemed relevant. These factors included, among other things, our current financial condition and operating performance as presented in our financial statements, recent trades of the common stock, the market value, and price to earnings and price to book value ratios of the common stock of other banking organizations which we deem comparable, and pro forma financial position after giving effect to the offering. NEITHER THE BOARD OF DIRECTORS NOR MANAGEMENT HAS EXPRESSED AN OPINION OR HAS MADE ANY RECOMMENDATION AS TO WHETHER ANYONE SHOULD PURCHASE SHARES OF COMMON STOCK IN THE OFFERING. ANY DECISION TO INVEST IN THE COMMON STOCK MUST BE MADE BY EACH INVESTOR BASED UPON HIS OR HER OWN EVALUATION OF THE OFFERING IN THE CONTEXT OF HIS OR HER BEST INTERESTS.

     There can be no assurance that, following completion of the offering and the issuance of the common stock, you will be able to sell shares purchased in the offering at a price equal to or greater than the offering price. Moreover, until certificates for shares of common stock are delivered, you may not be able to sell the shares of common stock that you have purchased in the offering. See "-- Issuance of Common Stock" below.

INTENTIONS OF DIRECTORS, EXECUTIVE OFFICERS AND OTHERS

     Our directors and executive officers have indicated that they intend to subscribe for an aggregate of 101,375 shares of common stock in the offering. Any shares purchased by directors and executive officers are intended to be held as an investment. These intentions are not commitments and could change based upon individual circumstances. See "Share Ownership of Directors, Officers and Certain Beneficial Owners" at page 37.

REGULATORY LIMITATION

     If you would own ten percent (10%) or more of our common stock after the offering, five percent (5%) in some circumstances, you may be required to provide certain information to, or seek the prior approval of, state and federal bank regulators. We will not be required to issue shares of common stock in the offering to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the termination date, such clearance or approval has not been obtained or any required waiting period has not expired. We reserve the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such has not been obtained prior to the termination date. See "The Offering -- Acceptance and Refunding of Subscriptions" at page 9

RIGHT TO AMEND OR TERMINATE THE OFFERING

     We expressly reserve the right to amend the terms and conditions of the offering. In the event of a material change to the terms of the offering, we will file an amendment to the registration statement, of which this prospectus is a part, and resolicit subscribers to the extent required by the SEC. In the event of such a resolicitation, all proceeds received will be returned promptly to any subscriber who does not provide the subscription agent with an affirmative reconfirmation of the subscription. We expressly reserve the right, at any time prior to delivery of shares of common stock offered hereby, to terminate the offering if the offering is prohibited by law or regulation or if the Board of Directors concludes, in its sole judgment, that it is not in the best interests of James Monroe Bancorp to complete the offering under the circumstances. The offering may be terminated by James Monroe Bancorp giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If the offering is so terminated, all funds received will be promptly refunded, without interest.

ISSUANCE OF COMMON STOCK

     Certificates representing shares of common stock purchased in the offering will be delivered to purchasers, via registered or certified mail, as soon as practicable after the expiration time and after all prorations and adjustments contemplated by the offering have been effected. No fractional shares will be issued in the offering.

REQUESTS FOR ADDITIONAL INFORMATION

     If you have questions or require additional information concerning the offering, contact John R. Maxwell, President and Chief Executive Officer, James Monroe Bancorp, Inc., or Richard I. Linhart, Executive Vice President and Chief Operating Officer, James Monroe Bank and James Monroe Bancorp, Inc., 3033 Wilson Boulevard, Arlington, Virginia 22201, telephone 703.524.8100.

MANNER OF DISTRIBUTION

     Certain of our directors and executive officers will assist in the offering. None of our directors and officers will receive compensation for such services. Such directors and officers are not authorized to make statements about James Monroe Bancorp or James Monroe Bank unless such information is set forth in this prospectus, nor will they render investment advice. None of our directors or executive officers are registered as securities brokers or dealers under the federal or applicable state securities laws (except for Richard I. Linhart, who is registered as an issuer agent under various state laws), nor are any of them affiliated with any broker or dealer. Because they are not in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws. In addition, the proposed activities of our directors and executive officers are excepted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Substantially similar exemptions from registration are available under applicable state securities laws.

     NO BROKER-DEALER OR OTHER PERSON IS OBLIGATED TO PURCHASE ANY OF THE SHARES OFFERED, OR TO FIND PURCHASERS FOR ANY SHARES. THERE CAN BE NO ASSURANCE THAT ANY MINIMUM NUMBER OF SHARES WILL BE SOLD.

                                 USE OF PROCEEDS

     The gross proceeds to James Monroe Bancorp from the sale of the common stock offered hereby will be $5,000,006 if all of the shares being offered are sold, and $6,999,991 if all of the oversubscription shares are sold, in each case before deducting expenses of the offering, which are estimated at $110,000.

     The proceeds of the offering will be used to strengthen James Monroe Bank's capital base and position it to continue to exceed minimum regulatory capital ratios, which will allow for future growth through expansion of its existing business. We plan to use the net proceeds for general corporate purposes, which will include contribution to James Monroe Bank for use in its lending and investment activities. We expect that the proceeds of this offering will support the growth of James Monroe Bank for two to three years, although the exact period is dependent on our actual level of growth and earnings, opportunities for growth and additional business opportunities which may develop, and economic conditions in general and the northern Virginia/metropolitan Washington DC area in particular. We intend to contribute the first $1,000,000 of net proceeds of the offering to James Monroe Bank immediately upon completion of the offering. The balance of the funds will then be invested in medium to short-term U.S. Government and U.S. Government Agency securities, or other investments we deem appropriate, until the funds are needed for contribution to James Monroe Bank, holding company expenses, or for other corporate purposes. Other than contribution to James Monroe Bank for use in connection with the expansion of its business, we have no specific plans for any part of the proceeds of the offering. Proceeds of the offering will also be available for use in lines of business or activities for which opportunities develop after the offering.

     The offering will enable James Monroe Bank to establish additional branch locations, to expand into desirable market areas, and to provide increased lending services to its existing customers and markets. Proceeds will be available for payment of expenses incurred in connection with branch expansion, including construction, buildout, furniture, fixtures and equipment, lease and real estate purchase costs. As of the date of this prospectus, we have not identified any locations at which we will establish additional branches, although we have several possible sites in Loudon County and Leesburg under evaluation. There can be no assurance that any additional branches will be established, or if established that they will be successful. We have not allocated any specific dollar amount of the proceeds to branching related costs. The actual costs which may be incured in connection with any branching activity will vary based upon the site selected and the existing facilities at the site.

     The following table reflects the anticipated allocation of the net proceeds
of  the  offering,   after  deducting   estimated  expenses  of  $110,000.   The
presentation assumes the sale of 344,828 shares.

                                                                        Amount       % of Proceeds(1)
                                                                    ---------------  -----------------
James Monroe Bancorp
  Net proceeds                                                         $ 4,890,006                 100%
  Capital contribution to James Monroe Bank                              1,000,000               20.45%
  Working capital(2)                                                     3,890,006               79.55%

James Monroe Bank
  Proceeds of capital contributions by James Monroe Bancorp              1,000,000               79.55%
  Working capital(3)                                                     1,000,000               79.55%

(1) Represents, in case of James Monroe Bank, percentage of total net proceeds of offering.

(2) Represents finds available for future contribution to James Monroe Bank and for other corporate purposes.

(3) Represents funds available for use in James Monroe Bank's lending and investment businesses.

                                    DILUTION

     Dilution represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after the offering. The tangible book value of James Monroe Bancorp was $6.68 million at March 31, 2000, or $8.98 per share. After adjusting for the receipt of the net proceeds of the sale of 344,828 shares of common stock in the offering, the pro forma book value would be $11.57 million, or $10.62 per share. As the tangible below shows, this represents an immediate dilution of $3.88 per share to new investors, based on the difference between pro forma book value and the offering price.

Offering price per share                                                          $14.50
Net tangible book value per share before the offering             $8.98
Increase in net tangible book value per share attributable to     $1.64
Pro forma net tangible book value per share after the offering                    $10.62
                                                                               ---------------
Dilution to investors in the offering, per share                                  $3.88
                                                                               ===============

     If all of the oversubscription shares were sold, net tangible book value per share would be $11.06 and dilution to investors in the offering would be $3.44 per share.

                         REGULATORY CAPITAL REQUIREMENTS

     For capital adequacy purposes, the Board of Governors of the Federal Reserve requires state member banks such as James Monroe Bank to maintain two separate capital ratios, both of which compare certain capital account items to total assets and off-balance-sheet instruments, as adjusted to reflect their relative credit risks ("Total Risk-Weighted Assets"). These are called "Risk-Based Capital Ratios." The first of these is the "Total Risk-Based Capital Ratio," which compares the total capital account, which may include a limited amount of general reserves for loan losses to Total Risk-Weighted Assets. The minimum level for this ratio is 8.0%. The second of these is the "Tier 1 Risk-Based Capital Ratio," where "Tier 1 Capital," (which must constitute at least one-half of total capital) defined as common equity, retained earnings, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill, is compared to Total Risk-Weighted Assets. The minimum level for this ratio is 4.0%.

     The Federal Reserve also has established an additional capital adequacy guideline referred to as the "Leverage Capital Ratio," which measures the ratio of Tier 1 Capital (as defined above) to total assets, less goodwill. Although the most highly-rated bank holding companies are required to maintain a minimum Leverage Capital Ratio of 3.0%, such as James Monroe Bancorp, most bank holding companies are required to maintain Leverage Capital Ratios of 4.0% to 5.0%. The actual required ratio is based on the Federal Reserve's assessment of the individual bank holding company's asset quality, earnings performance, interest-rate risk and liquidity. There can be no assurance, however, that James Monroe Bancorp will not be required to maintain a higher Leverage Capital Ratio. See "Supervision and Regulation -- James Monroe Bank -- Capital Adequacy Guidelines" at page 34.

     The Federal Reserve has also promulgated regulations and adopted a statement of policy regarding the capital adequacy of bank holding companies, such as James Monroe Bancorp. These guidelines, which are substantially similar to those adopted by the Federal Reserve for state member banks, will not apply to James Monroe Bancorp until its has total assets of $150 million, has public debt or engages in certain highly leveraged activities.

     The following table sets forth the actual regulatory capital ratios of James Monroe Bancorp and James Monroe Bank at March 31, 2000, and as adjusted to give effect to the receipt of the estimated net proceeds from the sale of the common stock offered hereby, based on the assumptions set forth in the footnotes and James Monroe Bancorp incurring expenses of $110,000 in the offering. The as adjusted capital ratios are calculated assuming that all amounts contributed are invested in assets having a 100% risk weighting under applicable regulatory capital calculations. If the assets actually invested in are assumed to have a lower risk weighting, the adjusted capital ratios will be higher.

                                                               March 31, 2000
                                    ------------------------------------------------------------------------
                                                                                               Regulatory
                                      Actual       As Adjusted 1(1)      As Adjusted 2(2)       Minimum(3)
                                    -----------   ------------------    ------------------    --------------

JAMES MONROE BANCORP:

Total Risk-Based Capital Ratio            17.4 %           28.4 %                32.7 %             8.0 %
Tier 1 Risk-Based Capital Ratio           16.4 %           27.5 %                31.8 %             4.0 %
Leverage Capital Ratio                    13.1 %           20.6 %                23.2 %         3.0-5.0 %

JAMES MONROE BANK:

Total Risk-Based Capital Ratio            17.4 %           19.7 %                19.7 %             8.0 %
Tier 1 Risk-Based Capital Ratio           16.4 %           18.7 %                18.7 %             4.0 %
Leverage Capital Ratio                    13.2 %           14.8 %                14.8 %         3.0-5.0 %
------------------------------------

(1) Assumes the sale of 344,828 shares in the offering and the immediate contribution of $1.0 million to James Monroe Bank.
(2) Assumes the sale of 482,758 shares in the offering and the immediate contribution of $1.0 million to James Monroe Bank.
(3) The regulatory capital ratios set forth in the table are not currently applicable to James Monroe Bancorp. They will become applicable after it has at least $150,000,000 in total assets, has public debt or it engages in certain highly leveraged activities.

                      MARKET FOR COMMON STOCK AND DIVIDENDS

     The common stock is not traded on any exchange or Nasdaq. There does not currently exist an organized public trading market for shares of James Monroe Bancorp common stock. Trading in the common stock has been sporadic, and consists mainly of private trades conducted without brokers. We are aware of 12 trades of the common stock since June 1998, when the common stock of James Monroe Bank was first issued, at prices ranging from $10.00 to $12.25 per share. The last trade known to us was a trade of 300 shares at $12.25 per share on March 29, 2000. There may be other trades of which we are either not aware, or with respect to which we are not aware of the price. These trades and transactions do not necessarily reflect the intrinsic or market values of the common stock. As of March 31, 2000, there were 744,290 shares of common stock outstanding, held by approximately 467 shareholders of record.

     As of March 31, 2000, there were options to purchase 110,130 shares of common stock outstanding pursuant to our stock option plans, of which 52,199 are presently exercisable.

     Set forth below is certain financial information relating to James Monroe Bancorp's share price history for the each quarter since the second quarter of 1998. Information for the period prior to July 1, 1999 represents trades in the common stock of James Monroe Bank. High and low sales prices reflect trades known to James Monroe Bancorp, and do not necessarily reflect all trades which occurred.

                         2000                     1999                      1998
                 ---------------------    ----------------------    ----------------------
Period Ended       High        Low          High         Low          High         Low
                 ---------   ---------    ---------   ----------    ----------  ----------
March 31          $ 12.25     $ 10.00      $ 11.00     $ 11.00        $ N/A       $ N/A
June 30           $ 12.25     $ 11.44      $ 11.00     $ 11.00        $ N/A       $ N/A
September 30                               $ 12.00     $ 11.25        $ 10.00     $ 10.00
December 31                                $ 12.00     $ 12.00        $ 11.00     $ 10.00

     Dividends. Holders of the common stock are entitled to receive dividends as and when declared by the Board of Directors. James Monroe Bancorp has not paid cash dividends since it became the holding company for James

Monroe Bank, and prior to that time James Monroe Bank did not pay any cash dividends, each electing to retain earnings to support growth. We currently intend to continue the policy of retaining dividends to support growth for the immediate future. Future dividends will depend primarily upon James Monroe Bank's earnings, financial condition, and need for funds, as well as applicable governmental policies and regulations. There can be no assurance that we will have earnings at a level sufficient to support the payment of dividends, or that we will in the future elect to pay dividends. As James Monroe Bank is the primary source of funds for payment of dividends by James Monroe Bancorp, the inability of James Monroe Bank to pay dividends could adversely affect the ability of James Monroe Bancorp to pay dividends.

     Regulations of the Federal Reserve and Virginia law place a limit on the amount of dividends James Monroe Bank may pay without prior approval. Prior regulatory approval is required to pay dividends which exceed James Monroe Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. At March 31, 2000 dividends may not be paid without prior approval. State and federal regulatory authorities also have authority to prohibit a bank from paying dividends if they deem payment to be an unsafe or unsound practice.

     The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that James Monroe Bancorp may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weakened the holding company's financial health, such as by borrowing.

     As a depository institution, the deposits of which are insured by the FDIC, James Monroe Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. James Monroe Bank is not currently in default under any of its obligations to the FDIC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides information about the results of operations and financial condition, liquidity, and capital resources of James Monroe Bancorp and should be read in conjunction with our consolidated financial statements for the year ended December 31, 1999.

     In addition, in reading and understanding the information contained herein, it should be noted that our wholly owned subsidiary, James Monroe Bank, was chartered and commenced business on June 8, 1998. Therefore, the information contained herein for 1998 represents approximately seven months of operations, 1999 was our first full year of operations, and, therefore, the two year comparisons of operations are not meaningful.

OVERVIEW

     The strategic vision of the newly chartered James Monroe Bank, our wholly owned subsidiary, was to focus on growing the bank by concentrating on lending to small and medium size businesses in Northern Virginia. While we offer all the typical retail or consumer products at competitive prices, this segment of business is not the primary focus. James Monroe Bancorp attempts to develop business and grow by offering nearly all the products and services of larger financial institutions at similar competitive prices to commercial customers, but attempts to provide a higher level of personalized service with less fee charges. We do not currently offer services such as insurance products, securities sales, or single family first trust real estate loans.

     James Monroe Bank started with nine employees, one location, and $7.4 million of capital. It currently has 16 full-time and 3 part-time employees and two locations. We have grown significantly faster than the initial projections and achieved profitability much earlier than expected. Assets have grown from zero when operations commenced on June 8, 1998 to $23.5 million at December 31, 1998, $49.6 million at December 31, 1999, and reached $61.3 million, at March 31, 2000. During these same periods deposits grew to $16.8 million, $42.8 million, and $54.3 million, respectively, while loans grew to $12.8 million, $31.0 million, and $37.6 million, respectively. Deposit growth has outpaced loan growth and therefore we have generated excess liquidity, which we have invested in high quality government agency securities, corporate bonds, and federal funds.

     We have attempted to offer competitive loan and deposit rates. The deposit mix is such that we have funded our assets with low cost core deposits and have not been reliant on high cost or large denomination time deposits. This has translated into a strong net interest margin of 5.27% for 1998, 5.25% for 1999, and 5.35% for the first quarter of 1999 and the first quarter of 2000. As a result, we had our first month of profitability in March 1999, and have earned a profit each month thereafter. While we lost $452,000 for the seven month period ended December 31, 1998, we earned a profit of $125,000 in 1999. For the first quarter of 1999 we lost $34,000 but earned $112,000 in the first quarter of 2000. See "Risk Factors" at page 3 and "Business of James Monroe Bancorp and James Monroe Bank -- Proposed Legislation" at page 30.

     In the first twenty-two months of operations through March 31, 2000, asset quality has been exceptional. We have not had a loan charged-off, or classified a loan as nonaccrual, nor has any loan been restructured. In addition, no loan has been over 90-days past-due. It is not likely that we will continue to experience no nonperforming loans as we go forward.

NET INTEREST INCOME

     Net interest income is the difference between interest and fees earned on assets and the interest paid on deposits and borrowings. Net interest income is one of the major determining factors in a financial institution's performance as it is the principal source of earnings. Table 1 presents average balance sheets and a net interest income analysis for the quarter ended March 31, 2000, compared with the quarter ended March 31, 1999, and for the fiscal year ended December 31, 1999 compared with the fiscal year ended December 31, 1998 (a seven month period from the date James Monroe Bank opened for business). James Monroe Bancorp did not have any tax exempt income during any period presented.

     As reflected in Table 1, net interest income increased $294,000, or 81%, from $363,000 for the first quarter of 1999 to $657,000 for the first quarter of 2000. The increase was due primarily to the increase in average total earning assets, and average loans in particular. Total average earning assets increased by $22 million, or 80.9%, from the first quarter of 1999 to the first quarter of 2000, and the yield on earning assets increased by 79 basis points. Average loans outstanding grew by $17.5 million, or 114.5% and the yield on such loans increased by 31 basis points. Also contributing to the increase in earning assets on a quarter to quarter basis was the increase in taxable securities which increased $5.7 million and a 53 basis point increase in the average yield on securities.

     In comparing fiscal year 1999 to 1998, the increase in net interest income of $1,442,000, or 299.2%, can be attributed to the growth in total earning assets. Since James Monroe Bank was chartered and opened for business on June 8, 1998, fiscal year 1998 is comprised of seven months of operations compared with the full year of operations in 1999.

     Table 2 shows the composition of the net change in net interest income for the periods indicated, as allocated between the change in net interest income due to changes in the volume of average assets and the changes in net interest income due to changes in interest rates. As the table shows, for both the comparison of net interest income for the first quarter of 2000 compared with the first quarter of 1999 and for fiscal year 2000 compared with fiscal year 1999, the increase in net interest income is almost entirely due to changes in the volume of earning assets and interest-bearing liabilities. The net interest margin for the quarter-to-quarter comparison held steady at 5.35% and thus very little of the change in net interest income is due to net changes in interest rates.

     In comparing 1999 with 1998, the same holds true although the net interest margin did decline slightly, by 2 basis points, from 5.27% for the short year 1998 to 5.25% for the full year 1999.

     As discussed further below, interest rates changed a number of times during the period of June 1998 through March 31, 2000, yet we have been able to maintain a stable, yet strong, net interest margin of 5.27% in 1998, a 5.25% in 1999 and a 5.35% margin for the first quarter of 1999 and 2000.

TABLE 1
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands)

                                                  March 31, 2000                         March 31, 1999
                                         ---------------------------------     -----------------------------------
                                          Average                 Yield/        Average                   Yield/
                                          Balance      Interest    Rate         Balance     Interest       Rate
                                         -----------   ---------  --------     ----------   ----------   ---------
ASSETS
Loans:
     Commercial                          $   16,812    $    361      8.64%     $   6,499     $    143       8.85%
     Commercial real estate                  12,676         328     10.41          6,246          143       9.21
     Consumer                                 3,239          68      8.44          2,514           55       8.80
                                         -----------   ---------               ----------   ----------
          Total Loans                        32,727         757      9.30         15,259          341       8.99
Taxable securities                           13,829         224      6.51          8,141          121       5.98
Federal funds sold                            2,814          40      5.72          3,890           49       5.07
                                         -----------   ---------               ----------   ----------
                  TOTAL EARNING ASSETS   $   49,370    $  1,021      8.32%     $  27,290     $    511       7.53%
Less allowance for loan losses                 (381)                                (155)
Cash and due from banks                       3,053                                1,317
Premises and equipment, net                     722                                  488
Other assets                                    524                                  195
                                         -----------                           ----------
                          TOTAL ASSETS   $   53,288                               29,135
                                         ===========                           ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing demand deposits         $    3,124    $     16      2.06%     $   2,092     $      6        1.15%
Money market deposit accounts                18,646         205      4.42          9,738           94        3.38
Savings accounts                                308           2      2.61            174            1        2.31
Time deposits                                10,799         141      5.25          3,795           47        4.98
                                         -----------   ---------               ----------   ----------
     TOTAL INTEREST-BEARING
         LIABILITIES                     $   32,877    $    364      4.45%     $  15,799     $    148        3.77%

Net interest income and net yield on
interest earning assets                                $    657      5.35%                   $    363        5.35%
                                                       =========                            ==========

Noninterest-bearing demand deposits      $   13,541                            $   6,521
Other liabilities                               238                                  157
Stockholders' equity                          6,632                                6,658
                                         -----------                           ----------
          TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY           $   53,288                            $  29,135
                                         ===========                           ==========

                                                  Year Ended December 31, 1999        Seven Months Ended December 31, 1998
                                                ---------------------------------     ------------------------------------
                                                 Average                  Yield/       Average                   Yield/
                                                 Balance     Interest     Rate         Balance     Interest       Rate
                                               -----------  ----------  --------     ----------   ---------    ---------
ASSETS
Loans:
     Commercial                               $     10,012 $       865      8.64 %  $     1,667  $      155        9.30%
     Commercial real estate                          8,672         850      9.80          1,462         145        9.92
     Consumer                                        3,517         293      8.33            419          40        9.55
                                                -----------  ----------               ----------   ---------
          Total Loans                               22,201       2,008      9.04          3,548         340        9.58
Taxable securities                                  10,176         622      6.11            700          39        5.57
Federal funds sold                                   4,268         215      5.04          4,899         251        5.12
                                                -----------  ----------               ----------   ---------
                  TOTAL EARNING ASSETS        $     36,645 $     2,845      7.76 %  $     9,147  $      630        6.89%
Less allowance for loan losses                        (242)                                 (31)
Cash and due from banks                              2,261                                  500
Premises and equipment, net                            508                                  286
Other assets                                           353                                   63
                                                -----------                           ----------
                          TOTAL ASSETS              39,525                                9,965
                                                ===========                           ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing demand deposits              $      2,738 $        41      1.50 %  $       543  $       12        2.21%
Money market deposit accounts                       13,614         556      4.08          1,676          75        4.47
Savings accounts                                       255           7      2.75             65           2        3.08
Time deposits                                        6,338         317      5.00          1,118          59        5.28
                                                -----------  ----------               ----------   ---------
     TOTAL INTEREST-BEARING LIABILITIES       $     22,945 $       921      4.01 %  $     3,402  $      148        4.35%

Net interest income and net yield on
interest earning assets                                    $     1,924      5.25 %               $      482        5.27%
                                                            ==========                            =========

Noninterest-bearing demand deposits           $      9,760                          $     2,477
Other liabilities                                      160                                   29
Stockholders' equity                                 6,660                                4,057
                                                -----------                           ----------
          TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY                $     39,525                          $     9,965
                                                ===========                           ==========

INTEREST INCOME

     The following table indicates changes in interest income and interest expense attributable to changes in average volume and average rates in comparison with the same period in the preceding year. The change in interest due to combined rate-volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the changes in each.

TABLE 2

                                           March 2000 vs. March 1999                         1999 vs. 1998
                                    ----------------------------------------    ----------------------------------------
                                                  Due to Change in Average                    Due to Change in Average
                                                 ---------------------------                 ---------------------------
                                    Increase or                                 Increase or
                                     (Decrease)     Volume         Rate          (Decrease)     Volume         Rate
                                    ----------------------------------------    ----------------------------------------
EARNING ASSETS:
Loans                                  $   416        404           12           $  1,668       1,686       $   (18)
Taxable securities                         103         91           12                583         579             4
Federal funds sold                          (9)       (17)           8                (36)        (32)           (4)
                                    ----------------------------------------    ----------------------------------------
     Total interest income                 510        478           32              2,215       2,233           (18)
                                    ----------------------------------------    ----------------------------------------

INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits            10          4            6                 29          32            (3)
Money market deposit accounts              111         96           15                481         487            (6)
Savings deposits                             1          1            0                  5           5            (0)
Time deposits                               94         91            3                258         261            (3)
                                    ----------------------------------------    ----------------------------------------
     Total interest expense                216        192           24                773         785           (12)
                                    ----------------------------------------    ----------------------------------------
          Net interest income          $   294     $  286        $   8           $  1,442     $ 1,447       $    (6)
                                    ========================================    ========================================

     First Quarter 2000 versus First Quarter 1999. Interest income increased $510,000 for the quarter ended March31, 2000, to $1,021,000 nearly doubling the interest income for the first quarter of 1999 of $511,000. This improvement was almost entirely the result of the increase in loans and securities. The increase in the yield on earning assets from 7.53% to 8.32% contributed $32,000 to the increase. In the early stages of James Monroe Bank's existence, it had a high level of Federal funds and securities. As it matured and more loans were made, a lower percentage of assets were in Federal funds. Thus, the change in the mix of earning assets contributed to the improvement in the overall yield.

     1999 versus 1998. As can be seen from the table above, the increase in interest income during 1999 of $2,215,000, or 351.6%, over 1998 is entirely due to the increase in the volume of earning assets. This growth in earning assets is a combination of the fact that 1998 was a seven month fiscal year and the second factor is that we have experienced exceptional and consistent growth from month to month since inception.

INTEREST EXPENSE

     First Quarter 2000 versus First Quarter 1999. Interest expense for the first quarter of 2000 was $364,000, an increase of approximately $216,000, or 146%, over interest expense for the first quarter of 1999. The increase is attributable principally to the $17.1 million increase in interest bearing deposits, augmented by a 63 basis point increase in average yield.

     1999 versus 1998. Interest expense for 1999 was $921,000, compared to $148,000 for the seven month period ending December 31, 1998. The increase is due entirely to the growth in interest bearing liabilities as the bank matured and reflecting the fact that 1999 represented a full year of operations.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

     The provision for loan losses is based upon management's best estimate of probable losses which have been incurred. Since James Monroe Bank is a de novo bank with a limited operating history, it has no history of loan losses. It also has not had any nonaccrual loans, loans past due 90-days or more, restructured loans, other real estate owned or foreclosed properties. At March 31, 2000, there were no loans which were performing but as to which information known to us caused management to have serious doubts as to the ability of the borrower to comply with the current loan repayment terms. In determining the adequacy of the allowance, the value and adequacy of the collateral is considered as well as the growth and composition of the portfolio, as well as the loss experience of other banks in our peer group. Consideration is given to the results of examinations and evaluations of the overall portfolio by senior management, external auditors, and regulatory examiners. While the methodology we use for establishing the allowance for loan losses is reevaluated on a regular basis, our current policy is to maintain the allowance at approximately 1.20% of total loans. As reflected in table 4 below, the allowance is allocated among the various categories of loans in rough proportion to the level of loans outstanding in such categories. Management considers the allowance to be adequate for the periods presented.

     The accompany tables reflect the composition of the loan portfolio at March 31, 2000 and March 31, 1999, and for the years ended in 1999 and 1998, a history of net charge-offs and the allocation of the allowance by loan category for the same periods.

TABLE 3

     The following table presents the activity in the allowance for loan and lease losses for the quarters ended March 31, 2000 and 1999 and for the year ended December 31, 1999 and seven months ended December 31, 1998.

                                                                             Year Ended       Seven Months Ended
                                      Three Months Ended March 31,          December 31,         December 31,
                                     --------------------------------      ---------------   ----------------------
(Dollars in thousands)                   2000              1999                 1999                 1998
                                     --------------   -------------------------------------------------------------
Balance, January 1                    $        363     $         132        $         132        $               0
Provision for loan losses                       56                60                  231                      132
Loan charge-offs                                 0                 0                    0                        0
Loan recoveries                                  0                 0                    0                        0
                                     --------------   ---------------      ---------------   ----------------------
     Net charge-offs                             0                 0                    0                        0
                                     --------------   ---------------      ---------------   ----------------------
Balance End of Period                 $        419     $         192        $         363        $             132
                                     ==============   ===============      ===============   ======================

TABLE 4

     The following table shows the allocation of the allowance for loan losses at the dates indicated. The allocation of portions of the allowance to specific categories of loans is not intended to be indicative of future losses, and does not restrict the use of the allowance to absorb losses in any category of loans.


                                                                                   Year Ended              Seven Months Ended
                                               March 31,                          December 31,                December 31,
                             ----------------------------------------------   ---------------------------------------------------
(Dollars in thousands)               2000                   1999                      1999                        1998
--------------------------------------------------- ---------------------------------------------------------------------------
                               Amount   Percent(1)     Amount   Percent(1)      Amount    Percent(1)       Amount   Percent(1)
-------------------------------------------------------------------------------------------------------------------------------
Commercial                    $     174       41.6%    $     76      39.6%     $    178       50.9%      $     58        44.3%
Commercial real estate              200       47.6           84      43.8           134       35.6             55        41.6
Consumer                             45       10.8           32      16.6            51       13.5             19        14.1
Other                                 0          0            0         0             0          0              0           0
                             ----------     -------   ---------   ---------   ----------- ----------    ---------    ----------
     Balance End of Period    $     419        100%    $    192       100%     $    363        100%      $    132         100%
                             ==========     =======   =========   =========   =========== ==========    =========    ==========

(1)  Represents percentage of loans in each category to total loans.

TABLE 5

     Table 5 shows the maturities of the loan portfolio and the sensitivity of loans to interest rate fluctuations at March 31, 2000. Maturities are based on the earlier of contractual maturities or rate repricing. Demand loans and loans with no contractual maturity are reported in as due in one year or less.

(Dollars in thousands)                                               March 31, 2000
                                       ---------------------------------------------------------------------------
                                        One Year or        After One Year
                                            Less         Through Five Years     After Five Years        Total
                                       ---------------   --------------------   -----------------   --------------
Commercial                               $      7,422      $           5,100      $           --     $     12,522
Government Guaranteed Loans                        --                     --                 350              350
Commercial real estate                          7,118                 10,330               2,589           20,037
Consumer loans                                  2,587                  1,676                 407            4,670
Overdrafts                                         59                     --                  --               --
                                       ---------------   --------------------   -----------------   --------------
                      Total Loans        $     17,127      $          17,106      $        3,346     $     37,579
                                       ===============   ====================   =================   ==============

Loans with :
    Fixed Rate                           $      9,294      $          16,089      $        2,076     $     27,459
    Variable Rate                               7,833                  1,017               1,270           10,120
                                       ---------------   --------------------   -----------------   --------------
                            Total        $     17,127      $          17,106      $        3,346     $     37,579
                                       ===============   ====================   =================   ==============

LOANS

     The loan portfolio is the largest component of earning assets and accounts for the greatest portion of total interest income. At March 31, 2000, total loans were $37.6 million, a 108% increase from March 31, 1999. In general, loans are internally generated with the exception of a small percentage of participation loans purchased from other local community banks, and lending activity is confined to our market of Northern Virginia. We do not engage in highly leveraged transactions or foreign lending activities.

     Loans in the commercial category, as well as commercial real estate mortgages, consist primarily of short-term (five year or less final maturity) and/or floating rate commercial loans made to small to medium-sized companies. We do not have any agricultural loans in the portfolio. There are no substantial loan concentrations to any one industry or to any one borrower.

     Consumer loans consist primarily of secured installment credits to individuals, residential construction loans secured by a first deed of trust, home equity loans, or home improvement loans. The consumer portfolio represents 7% of the loan portfolio at March 31, 2000.

TABLE 6

     The following table presents the composition of the loan portfolio by type of loan at the dates indicated.

                                              March 31,                       December 31,
                                     ----------------------------    -------------------------------
(Dollars in thousands)                   2000           1999              1999             1998
                                     -------------   ------------    ---------------   -------------
Commercial                            $    17,284     $    7,163      $      14,748     $     5,639
Government Guaranteed Loans                 1,043             --              1,064              --
Commercial real estate                     16,502          7,922             11,010           5,308
Consumer loans                              2,691          3,004              4,178           1,802
Overdrafts                                     59              1                 39              20
                                     -------------   ------------    ---------------   -------------
                      Total Loans     $    37,579     $   18,090      $      31,039     $    12,769
                                     =============   ============    ===============   =============

INVESTMENT SECURITIES

     The carrying value of James Monroe Bancorp's securities portfolio increased $5.9 million to $14.6 million at March 31, 2000 from the same quarter a year earlier. From December 31, 1998 to December 31, 1999, the portfolio increased $9.5 million to $13.5 million. James Monroe Bancorp currently, and for all periods shown, classifies its entire securities portfolio as Available For Sale. Increases in the portfolio have occurred whenever deposit growth has outpaced loan demand and the forecast for loan growth is such that the investment of excess liquidity in investment securities (as opposed to short-term investments such as federal funds) is warranted. In general, our investment philosophy is to acquire high quality government agency securities or high-grade corporate bonds, with a maturity of five years or less in the case of fixed rate securities. In the case of mortgaged-backed securities, the policy is to invest only in those securities whose average expected life is projected to be five years or less. To the extent possible the Company attempts to "ladder" the maturities of such securities.

TABLE 7

     The following table provides information regarding the composition of our investment portfolio at the dates indicated.

                                               At March 31                             At December 31,
                                          ----------------------      ---------------------------------------------------
                                                  2000                         1999                        1998
                                          ----------------------      -----------------------      ----------------------
(Dollars in thousands)                     Balance    Percent(1)       Balance    Percent(1)        Balance    Percent(1)
                                          ----------  ----------      ----------  -----------      ----------  ----------
INVESTMENTS AVAILABLE FOR SALE
(AT ESTIMATED MARKET VALUE):
                                                               %
U.S. Government Agency obligations         $ 11,263          78       $  11,307           84%       $  3,767         94%
Mortgage-backed securities                    1,954          13           2,011           14               0          0
Corporate debt securities                       996           7               0            0               0          0
                                          ----------  ----------      ----------  -----------      ----------  ----------
                                             14,213          98          13,318           99           3,767         94
                                          ----------  ----------      ----------  -----------      ----------  ----------
Other investments                               345           2             200            1             221          6
                                          ----------  ----------      ----------  -----------      ----------  ----------
Total                                      $ 14,558         100%      $  13,518          100%       $  3,988        100%
                                          ==========  ==========      ==========  ===========      ==========  ==========

(1)  Represents percentage of investments in each category to total investments.

TABLE 8

     The following table presents the amount and maturities of the investment securities in our portfolio at March 31, 2000.

                                                                           Years to Maturity
                                   ----------------------------------------------------------------------------------------------
                                                             Over 1 through 5       Over 5 through 10
(Dollars in thousands)               Within 1 Year                 Years                  Years                 Over 10 Years
                                   ------------------       ------------------      -------------------    ----------------------
                                    Amount     Yield         Amount     Yield        Amount     Yield       Amount        Yield
                                   --------   -------       --------   -------      -------    -------     --------     ---------
INVESTMENTS AVAILABLE FOR SALE
(AT ESTIMATED  MARKET VALUE):
U. S. Government Agency             $   --      0.00%       $ 11,263%  $  6.19 %    $    --%   $ 0.00%     $     --%    $  0.00%
Mortgage-backed securities              --        --              --        --        1,479      6.36           475        6.37
Corporate bonds                         --        --             996      7.27           --                      --
                                   --------   -------       --------   -------      -------    -------     --------     ---------
           Total Debt Securities
              Available-for-Sale    $   --      0.00%       $ 12,259%  $  6.27%     $ 1,479%   $ 6.36%     $    475%    $  6.37%
                                   ==========               ========                =======                ========

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

     The primary objectives of asset and liability management are to provide for the safety of depositor and investor funds, assure adequate liquidity, and maintain an appropriate balance between interest sensitive earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs.

     We define liquidity for these purposes as the ability to raise cash quickly at a reasonable cost without principal loss. The primary liquidity measurement we utilize is called the Basic Surplus, which captures the adequacy of our access to reliable sources of cash relative to the stability of our funding mix of deposits. Accordingly, we have established borrowing facilities with other banks (Federal funds) and the Federal Home Loan Bank as sources of liquidity in addition to the deposits.

     The Basic Surplus approach enables us to adequately manage liquidity from both a tactical and contingency perspectives. At December 31, 1999, our Basic Surplus ratio (net access to cash and secured borrowings) as a percentage of total assets was 27% compared to the present internal minimum guideline range of 7% to 10%.

     Financial institutions utilize a number of methods to evaluate interest rate risk. Methods range from the original static gap analysis (the difference between interest sensitive assets and interest sensitive liabilities repricing during the same period, measured at a specific point in time), to running multiple simulations of potential interest rate scenarios, to rate shock analysis, to highly complicated duration analysis.

     One tool that we utilize in managing our interest rate risk is the matched funding matrix depicted in the accompanying table. The matrix arrays repricing opportunities along a time line for both assets and liabilities. The longest term, most fixed rate sources are presented in the upper left hand corner while the shorter term, most variable rate items, are at the lower left. Similarly, uses of funds are arranged across the top moving from left to right.

     The body of the matrix is derived by allocating the longest fixed rate funding sources to the longest fixed rate assets and shorter term variable sources to shorter term variable uses. The result is a graphical depiction of the time periods over which we expect to experience exposure to rising or falling rates. Since the scales of the liability and assets sides are identical, all numbers in the matrix would fall within the diagonal lines if we were perfectly matched across all repricing time frames. Numbers outside the diagonal lines represent two general types of mismatches: liability sensitive in time frames when numbers are to the left of the diagonal line and asset sensitive when numbers are to the right of the diagonal line.

     As can be seen in the Table 9 below, we are asset sensitive in the short term and then become slightly liability sensitive. This is primarily caused by the assumptions used in allocating a repricing term to nonmaturity deposits-demand deposits, savings accounts, and money market deposit accounts. While the traditional gap analysis and the matched funding matrix show a general picture of our potential sensitivity to changes in interest rates, it cannot quantify the actual impact of interest rate changes. The actual impact due to changes in interest rates is difficult to quantify in that the administrative ability to change rates on these products is influenced by competitive market conditions in changing rate environments, prepayments of loans, customer demands, and many other factors.

     Thus, the Company utilizes simulation modeling or "what if" scenarios to quantify the potential financial implications of changes in interest rates. In practice, each quarter approximately 14 different "what if" scenarios are evaluated. At March 31, 2000, the following 12-month impact on net interest income is estimated to range from a positive impact of 8% to a negative impact of 4% for the multiple scenarios. In the next 12-month period the range of impact on net interest income is estimated to be from a positive impact of 9% to a negative impact of 4%. The Company believes this to be well within acceptable range given a wide variety of potential interest rate change scenarios. This process is performed each quarter to ensure the Company is not materially at risk to possible changes in interest rates.

TABLE 9

                                JAMES MONROE BANK

                                JAMES MONROE BANK
                              MATCH FUNDING MATRIX
                                 MARCH 31, 2000


                ASSETS    60+     36 - 59  24 - 35  12 - 23  10-11     7 - 9   4 - 6    2 - 3      1
                         MONTHS   MONTHS   MONTHS    MONTHS  MONTHS    MONTHS  MONTHS   MONTHS   MONTH     O/N         TOTAL
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES &
EQUITY                   6,985    17,646    3,773    3,417   3,666     2,202   2,669    1,664    6,625    13,180       61,827

------------------------------------------------------------------------------------------------------------------------------------

 60+
MONTHS          11,225             4,240                                                                               11,225

------------------------------------------------------------------------------------------------------------------------------------

36 - 59
 MONTHS          5,193                                                             ASSET SENSITIVE                      5,193

------------------------------------------------------------------------------------------------------------------------------------

24 - 35
 MONTHS          4,610             4,610                                                                                4,610

------------------------------------------------------------------------------------------------------------------------------------

12 - 23
 MONTHS          5,313             3,603    1,710                                                                       5,313

------------------------------------------------------------------------------------------------------------------------------------

10 - 11
MONTHS           3,916                      2,063    1,853                                                              3,916

------------------------------------------------------------------------------------------------------------------------------------

7 - 9
MONTHS           2,312                               1,564     748                                                      2,312

------------------------------------------------------------------------------------------------------------------------------------

4 - 6
MONTHS           9,739                                       2,918     2,202   2,669    1,664      286                  9,739

------------------------------------------------------------------------------------------------------------------------------------

2 - 3
MONTHS          18,203                                                                           6,339    11,864       18,203

------------------------------------------------------------------------------------------------------------------------------------

  1
MONTH              776         LIABILITY SENSITIVE                                                           776          776

------------------------------------------------------------------------------------------------------------------------------------
 O/N                 0                                                                                                    540

------------------------------------------------------------------------------------------------------------------------------------
TOTAL           61,287   6,985    17,646    3,773   3,417    3,666     2,202   2,669    1,664    6,625    13,180       61,827
------------------------------------------------------------------------------------------------------------------------------------


NONINTEREST INCOME AND EXPENSE

     Noninterest income consist primarily of services charges on deposit accounts and fees and other charges for banking services. Noninterest expense consists primarily of salary and benefit costs and occupancy expense. The following tables shows the detail for the quarters ended March 31, 2000 and 1999 and for the fiscal year ended December 31, 1999 and seven month period ended December 31, 1998.

TABLE 10

                                          Three Months Ended March 31,
                                        ---------------------------------       Year Ended            Seven Months Ended
(Dollars in thousands)                       2000              1999          December 31, 1999         December 31, 1998
                                        ---------------   ---------------   ---------------------    ----------------------
Services charges on deposit accounts       $        48      $         13      $              111            $          5
Other fee income                                    16                 6                      48                       9
                                        ---------------   ---------------   ---------------------    ----------------------
            Total Noninterest Income       $        64      $         19      $              159            $         14
                                        ===============   ===============   =====================    ======================

     The increase in noninterest income for the comparative periods is the result of the continued growth of the company and the expansion of products resulting in fee income.

TABLE 11

                                  Three Months Ended March 31,
                               ------------------------------------      Year Ended          Seven Months Ended
(Dollars in thousands)               2000               1999          December 31, 1999       December 31, 1998
                               ------------------  ----------------  ---------------------  ----------------------
Personnel                         $         290      $        168       $           841       $           355
Occupancy and equipment                     110                77                   338                   157
Other                                       153               110                   548                   305
                               ------------------  ----------------  ---------------------  ----------------------
   Total Noninterest Income       $         553      $        355       $         1,727       $           817
                               ==================  ================  =====================  ======================

     First Quarter 2000 versus First Quarter 1999. Noninterest expense increased $198,000 or 56% from $355,000 in the first quarter of 1999 to $553,000 in the first quarter of 2000. The increase in personnel expense is the result of adding staff at our main office and the addition of the first branch in December 1999. James Monroe Bank opened in June 1998 with a staff of 9 personnel and operated with 9-10 personnel until 1999. The significant growth that we experienced required adding four personnel in 1999 in both the business development functions and in the operations functions. In December 1999, four additional personnel were added to staff the new branch. No additional personnel have been added since that time. In addition to increased staffing, merit increases effective January 1 of each year contributed to the increase in personnel costs.

     Occupancy and equipment costs increased $33,000 in the first quarter of 2000 over the first quarter of 1999. The increase is predominately due to the rent and other costs of the new branch. With respect to the $43,000 increase in other expenses in the comparative quarters, other expenses in connection with the additional facility, higher data processing costs due to the growth of the bank and the significant increase in the number of accounts being serviced, and the general overall higher costs to operate a significantly larger bank were the cause of the increase.

     1999 versus 1998. Noninterest expense in 1999 totaled $727,000, an increase of $910,000 over the period ended December 31, 1998, which consisted of only seven months of operations. In addition to the full twelve month period, the increases in costs reflects additional personnel and occupancy costs resulting from growth and branch expansion as discussed above.

TABLE 12

     The following table indicates the amount of certificates of deposit of $100,000 or more and less than $100,000, and their remaining maturities. For additional information regarding our deposit base, see Table 1 at page 17, and
Note 5 to the consolidated financial statements. See also "Risk Factors" at page 3 and "Business of James Monroe Bancorp and James Monroe Bank - Proposed Legislation" at page 30.

                                                            Remaining Maturity
                                             -----------------------------------------------
                                              3 Months      4 to 6        to 12       ver 12
(Dollars in thousands)                         or Less      Months      7 Months     O Months       Total
                                             ------------ ------------  -----------  ----------- -------------
Certificates of deposit less than $100MM       $   1,374    $   1,331     $  1,619     $  1,301    $    5,625
Certificates of deposit of $100MM or more          1,261        2,242        2,457          931         6,891
                                             ------------ ------------  -----------  ----------- -------------
                                               $   2,635    $   3,573     $  4,076     $  2,232    $   12,516
                                             ============ ============  ===========  =========== =============

CAPITAL MANAGEMENT

     Management monitors historical and projected earnings, asset growth, as well as its liquidity and various balance sheet risks in order to determine appropriate capital levels. At March 31, 2000, stockholders' equity increased $82,000 or 1% from the $6,599,000 of equity at December 31, 1999 reflecting earnings of $112,000 partially off-set by a $30,000 negative after-tax change in the fair value of securities for the quarter. Stockholders' equity at December 31, 1999, was $6,599,000 or a $60,000 decrease from stockholders' equity at December 31, 1998, or $6,659,000 reflecting earnings of $125,000 off-set by an after tax decline in the fair value of securities of $185,000. Nineteen-ninety nine was a period of rising interest rates resulting in an unrealized loss on the securities portfolio during this period.

     James Monroe Bancorp has reported a steady improvement in earnings since James Monroe Bank opened on June 8, 1998. Positive earnings were reported in the ninth month of operations and culminated with $125,000 of earnings in 1999. Earnings for the first quarter of 2000 were $112,000, nearly the earnings level for the entire year of 1999. We are making every effort to restore the initial lost capital from the initial organization costs of $254,000 and the earnings loss of $452,000 for 1998. All but $469,000 of the initial losses and start-up costs has been recaptured with earnings. We expect to complete the recovery by the end of 2000 and should have fully recovered the Net Operating Losses for tax purposes before the end of 2000. There can be no assurance, however, that we will be able to successfully continue our recent history of growth in earnings.

     Asset quality remains strong, the net interest margin has been consistently over 5%, and loan and deposit growth continues strong as well. With these factors in place we believe the current level of capital as augmented by this offering and earnings, will be adequate for the next two to three years, based upon anticipated rates of growth. However, if we experience growth rates in excess of the levels we currently expect, then additional capital will be required to support the higher level of assets before the expiration of that period. Additionally, if opportunities for establishment or acquisition of additional branches develop, our growth rate may exceed those currently anticipated, possibly requiring additional capital earlier. The availability of opportunities to engage in non-banking activities may also require us to seek additional capital sooner than currently anticipated.

RECENT DEVELOPMENTS

     For the quarter ended June 30, 2000, we had earnings of $212 thousand, or $0.28 per share, compared to $37,000, or $0.05 per share, during the same period in 1999. For the six months ended June 30, 2000, we earned a total of $324 thousand, or $0.42 per share, as compared to $3 thousand, or a fraction of one cent per share, for the first six months of 1999. At June 30, 2000, we had consolidated assets of $69.8 million, deposits of $62.5 million,, including total loans of 42.9 million, and shareholders' equity of $6.9 million.

     The net interest margin was 5.54% for the three months ended June 30, 2000, and was 5.45% for the six months ended June 30, 2000 as compared to 5.39% for the three and six months ended June 30, 2000. We experienced no charge-offs during the first six months of 2000, and had no non-performing loans or loans identified as potential problem loans. At June 30, 2000 the allowance for loan losses was $497 thousand, or 1.16% of total loans.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Financial Accounting Statement 133 "Accounting for Derivative Instruments and Hedging Activities." FAS 133 establishes accounting and reporting standards for derivative financial instruments and other similar financial instruments and for hedging activities. The standard also allows securities classified as held-to-maturity to be transferred to the available-for-sale category at the date of initial application of the standard. FAS 133 is effective for all fiscal years beginning after June 15, 2000.

This statement is not expected to have a significant impact on James Monroe Bancorp since, as of the date of this prospectus, we have no derivative instruments and classify all of our securities as available-for-sale.

             BUSINESS OF JAMES MONROE BANCORP AND JAMES MONROE BANK

GENERAL

     James Monroe Bancorp was incorporated under the laws of the State of Virginia on April 9, 1999 to be the holding company for James Monroe Bank. James Monroe Bancorp acquired all of the shares of James Monroe Bank on July 1, 1999 in a mandatory share exchange under which each outstanding share of common stock of James Monroe Bank was exchanged for one share of James Monroe Bancorp common stock. James Monroe Bank, a Virginia chartered commercial bank, which is a member of the Federal Reserve System, is James Monroe Bancorp's sole subsidiary. James Monroe Bank commenced banking operations on June 8, 1998, and currently operates out of its main office and one branch office. James Monroe Bank seeks to provide a high level of personal service and a sophisticated menu of products to individuals and small to medium sized businesses. While James Monroe Bank offers a full range of services to a wide array of depositors and borrowers, it has chosen the small to medium sized business, professionals and the individual retail customer as its primary target market. James Monroe Bank believes that as financial institutions grow and are merged with or acquired by larger institutions with headquarters that are far away from the local customer base, the local business and individual is further removed from the point of decision making. James Monroe Bank attempts to place the customer contact and the ultimate decision on products and credits as close together as possible.

LENDING ACTIVITIES

     James Monroe Bank offers a wide array of lending services to its customers, including commercial loans, lines of credit, personal loans, auto loans and financing arrangements for personal equipment and business equipment. Loan terms, including interest rates, loan to value ratios, and maturities, are tailored as much as possible to meet the needs of the borrower. A special effort is made to keep loan products as flexible as possible within the guidelines of prudent banking practices in terms of interest rate risk and credit risk.

     When considering loan requests, the primary factors taken into consideration are the cash flow and financial condition of the borrower, the value of the underlying collateral, if applicable, and the character and integrity of the borrower. These factors are evaluated in a number of ways including an analysis of financial statements, credit reviews, trade reviews, and visits to the borrower's place of business. We have implemented a comprehensive loan policy and procedures manual to provide our loan officers with term, collateral, loan-to-value and pricing guidelines. The policy manual and sound credit analysis, together with thorough review by the Asset-Liability Committee, have resulted in a profitable loan portfolio, with no non-performing assets.

     Our aim is to build and maintain a commercial loan portfolio consisting of term loans, lines of credit and commercial real estate loans provided to primarily locally-based borrowers. These types of loans are generally considered to have a higher degree of risk of default or loss than other types of loans, such as residential real estate loans, because repayment may be affected by general economic conditions, interest rates, the quality of management of the business, and other factors which may cause a borrower to be unable to repay its obligations. Traditional installment loans and personal lines of credit will be available on a selective basis. General economic conditions can directly affect the quality of a small and mid-sized business loan portfolio. We attempt to manage the loan portfolio to avoid high concentrations of similar industry and/or collateral pools, although this cannot be assured. Approximately 45% of the loan portfolio will be comprised of commercial mortgage loans, approximately 15% will consist of commercial term loans, approximately 20% in commercial lines of credit and 15% in consumer loan products (car loans, residential real estate loans, personal lines of credit and other similar forms of credit products).
There can be no assurance that we will be able achieve or maintain this distribution of loans. At March 31, 2000 our loan portfolio's actual composition consisted of approximately 21% commercial lines of credit, 48% commercial loans secured by real estate, 11% consumer loans, 17% commercial term loans and 3% government guaranteed commercial loans.

     Loan business is generated primarily through referrals and direct-calling efforts. Referrals of loan business come from directors, shareholders, current customers and professionals such as lawyers, accountants and financial intermediaries.

     At March 31, 2000, James Monroe Bank's statutory lending limit to any single borrower was $1,113,225, subject to certain exceptions provided under applicable law. As of March 31, 2000, James Monroe Bank's credit exposure to its largest borrower was $984,837.

     Commercial Loans. Commercial loans are written for any business purpose, including the financing of plant and equipment, the carrying of accounts receivable, contract administration, and the acquisition and construction of real estate projects. Special attention is paid to the commercial real estate market which is particularly active in the Northern Virginia market area. James Monroe Bank's commercial loan portfolio reflects a diverse group of borrowers with no concentration in any borrower, or group of borrowers.

     The lending activities in which we engage carry the risk that the borrowers will be unable to perform on their obligations. As such, interest rate policies of the Federal Reserve Board and general economic conditions, nationally and in our primary market area will have a significant impact on our results of operations. To the extent that economic conditions deteriorate, business and individual borrowers may be less able to meet their obligations to James Monroe Bank in full, in a timely manner, resulting in decreased earnings or losses to James Monroe Bank. To the extent that loans are secured by real estate, adverse conditions in the real estate market may reduce ability of the borrower to generate the necessary cash flow for repayment of the loan, and reduce our ability to collect the full amount of the loan upon a default. To the extent that James Monroe Bank makes fixed rate loans, general increases in interest rates will tend to reduce our spread as the interest rates we must pay for deposits increase while interest income is flat. Economic conditions and interest rates may also adversely affect the value of property pledged as security for loans.

     We constantly strive to mitigate risks in the event of unforeseen threats to the loan portfolio as a result of an economic downturn or other negative influences. Plans for mitigating inherent risks in managing loan assets include carefully enforcing loan policies and procedures, evaluating each borrower's industry and business plan during the underwriting process, identifying and monitoring primary and alternative sources for repayment and obtaining collateral that is margined to minimize loss in the event of liquidation.

     Commercial real estate loans will generally be owner occupied or managed transactions with a principal reliance on the borrower's ability to repay, as well as prudent guidelines for assessing real estate values. Risks inherent in managing a commercial real estate portfolio relate to either sudden or gradual drops in property values as a result of a general or local economic downturn. A decline in real estate values can cause loan to value margins to increase and diminish the bank's equity cushion on both an individual and portfolio basis. James Monroe Bank attempts to mitigate commercial real estate lending risks by carefully underwriting each loan of this type to address the perceived risks in the individual transaction. Generally, James Monroe Bank requires a loan to value ratio of 75% of the lower of an appraisal or cost. A borrower's ability to repay is carefully analyzed and policy calls for an ongoing cash flow to debt service requirement of 1.1:1.0. An approved list of commercial real estate appraisers selected on the basis of rigorous standards has been established. Each appraisal is scrutinized in an effort to insure current comparable market values.

     As noted above, commercial real estates loans are generally made on owner occupied or managed properties where there is both a reliance on the borrower's financial health and the ability of the borrower and the business to repay. Whenever appropriate and available, James Monroe Bank seeks Federal and State loan guarantees, such as the Small Business Administration's "7A" and "504" loan programs, to reduce risks. James Monroe Bank generally requires personal guarantees on all loans as a matter of policy policy; exceptions to policy are documented. All borrowers will be required to forward annual corporate, partnership and personal financial statements to comply with bank policy and enforced through the loan covenants documentation for each transaction. Interest rate risks to James Monroe Bank are mitigated by using either floating interest rates or by fixing rates for a short period of time, generally less than five years. While loan amortizations may be approved for up to 360 months, loans generally have a call provision (maturity date) of 10 years or less. Non-specific provisions for loan loss reserves are generally set at 1.20% of the portfolio value, subject to adjustment depending on national and local economic circumstances. Specific reserves are used to increase overall reserves based on increased credit and/or collateral risks on an individual loan basis. A risk rating system is used to proactively determine loss exposure and provide a measurement system for setting general and specific reserve allocations.

     Commercial term loans are used to provide funds for equipment and general corporate needs. This loan category is designed to support borrowers who have a proven ability to service debt over a term generally not to exceed 60 months. James Monroe Bank generally requires a first lien position on all collateral and guarantees from owners having at least a 20% interest in the involved business. Interest rates on commercial term loans is generally floating or fixed for a term not to exceed five years. Management carefully monitors industry and collateral concentrations to avoid loan exposures to a large group of similar industries and/or similar collateral. Commercial loans are evaluated for historical and projected cash flow attributes, balance sheet strength, and primary and alternate resources of personal guarantors. Commercial term loan documents require borrowers to forward regular financial information on both the business and on personal guarantors. Loan covenants require at least annual submission of complete financial information and in certain cases this information is required more frequently, depending on the degree to which lenders desire information resources for monitoring a borrower's financial condition and compliance with loan covenants. Examples of properly margined collateral for loans, as required by bank policy, would be a 75% advance on the lesser of appraisal or recent sales price on commercial property, 80% or less advance on eligible receivables, 50% or less advance on eligible inventory and an 80% advance on appraised residential property. Collateral borrowing certificates may be required to monitor certain collateral categories on a monthly or quarterly basis. Key person life insurance is required as appropriate and as necessary to mitigate the risk loss of a primary owner or manager.

     James Monroe Bank attempts to further mitigate commercial term loan loss by using Federal and State loan guarantee programs such as offered by the United States Small Business Administration. The loan loss reserve of approximately 1.20% of the entire portfolio in this group has been established. Specific loan reserves will be used to increase overall reserves based on increased credit and/or collateral risks on an individual loan basis. A risk rating system is used to proactively determine loss exposure and provide a measurement system for setting general and specific reserve allocations.

     Commercial lines of credit are used to finance a business borrower's short-term credit needs and/or to finance a percentage of eligible receivables and inventory. In addition to the risks inherent in term loan facilities, line of credit borrowers typically require additional monitoring to protect the lender against increasing loan volumes and diminishing collateral values. Commercial lines of credit are generally revolving in nature and require close scrutiny. James Monroe Bank generally requires at least an annual out of debt period (for seasonal borrowers) or regular financial information (monthly or quarterly financial statements, borrowing base certificates, etc.) for borrowers with more growth and greater permanent working capital financing needs. Advances against collateral are generally in the same percentages as in term loan lending. Lines of credit and term loans to the same borrowers are generally cross-defaulted and cross-collateralized. Industry and collateral concentration, general and specific reserve allocation and risk rating disciplines are the same as those used in managing the commercial term loan portfolio. Interest rate charges on this group of loans generally float at a factor at or above the prime lending rate. Generally, personal guarantees are required on these loans.

     As part of its internal loan review process, James Monroe Bank's Asset-Liability Committee, comprised of loan officers and staff, reviews all loans 30-days delinquent, loans on the Watch List, loans rated special mention, substandard, or doubtful, and other loans of concern at least quarterly. Loan reviews are reported to the Audit and Examining Committee with any adversely rated changes specifically mentioned. All other loans with their respective risk ratings are reported monthly to James Monroe Bank's Board of Directors. The Audit and Examining Committee coordinates periodic documentation and internal control reviews by outside vendors to complement loan reviews.

     Other Loans. Loans are considered for any worthwhile personal or business purpose on a case-by-case basis, such as the financing of equipment, receivables, contract administration expenses, land acquisition and development, and automobile financing. Consumer credit facilities are underwritten to focus on the borrower's credit record, length of employment and cash flow to debt service. Car, residential real estate and similar loans require advances of the lesser of 80% loan to collateral value or cost. Loan loss reserves for this group of loans are generally set at 1.2% subject to adjustments as required by national or local economic conditions.

INVESTMENT ACTIVITIES

     The investment policy of James Monroe Bank is an integral part of its overall asset/liability management program. The investment policy is to establish a portfolio which will provide liquidity necessary to facilitate funding of loans and to cover deposit fluctuations while at the same time achieving a satisfactory return on the funds invested. James Monroe Bank seeks to maximize earnings from its investment portfolio consistent with the safety and liquidity of those investment assets.

     The securities in which James Monroe Bank may invest are subject to regulation and, for the most part, are limited to securities which are considered investment grade securities. In addition, James Monroe Bank's internal investment policy restricts investments to the following categories:
U.S. Treasury securities; obligations of U.S. government agencies; investment grade obligations of U.S. private corporations; mortgage-backed securities, including securities issued by Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation; and securities of states and political subdivisions, all of which must be considered investment grade by a recognized rating service. See Note 2 to the Consolidated Financial Statements and "Management's Discussion and Analysis" at page 15 for further information about the investment portfolio.

SOURCES OF FUNDS

     Deposits. Deposits obtained through bank offices have traditionally been the principal source of James Monroe Bank's funds for use in lending and for other general business purposes. At March 31, 2000 total deposits amounted to $54.3 million. Non-interest bearing demand accounts and money market demand accounts were James Monroe Bank's primary source of deposit funds, representing over 32.5% and 37.5% of the deposit base, respectively. See "Management's Discussion and Analysis" at page 15 for additional information regarding James Monroe Bank's deposit base. See also "Business of James Monroe Bancorp and James Monroe Bank -- Proposed Legislation" below.

     In order to better serve the needs of its customers, James Monroe Bank offers several types of deposit accounts in addition to standard savings, checking, and NOW accounts. Special deposit accounts include the Clarendon and Fairfax Money Market Accounts which pays a higher rate of interest but requires a larger minimum deposit. Personal checking requires a $300 minimum balance and may have no monthly fee, per check charge, or activity limit. Small Business Checking allows a small business to pay no monthly service charge with a minimum balance of $1,000 but limits the number of checks and deposits per month. If the minimums are exceeded in this account, the small business automatically moves to another account with a minimum balance of $2,500 and would be entitled to a higher minimum number of checks and deposits without incurring a monthly fee. If the small business grows and exceeds these minimums, the regular commercial analysis account is available where adequate balance can offset the cost of activity. Therefore, the bank offers a range of accounts to meet the needs of the customer without the customer incurring charges or fees.

     Borrowing. While we have not traditionally placed significant reliance on borrowings as a source of liquidity, we have has established various borrowing arrangements in order to provide management with additional sources of liquidity and funding, thereby increasing flexibility. Management believes that James Monroe Bancorp currently has adequate liquidity available to respond to current liquidity demands. See "Management's Discussion and Analysis" at page 15.

PROPOSED LEGISLATION

     A bill is currently pending in Congress which would permit banks to pay interest on checking and demand deposit accounts established by businesses, a practice which is currently prohibited by regulation. If the proposed legislation is enacted in its current form, of which there can be no assurance, it is likely that we may be required to pay interest on some portion of our noninterest bearing deposits in order to compete against other banks. As a significant portion of our deposits, 32.5% at March 31, 2000, are non-interest bearing demand deposits established by businesses, payment of interest on these deposits could have a significant negative impact on our net income, net interest income, interest margin, return on assets and equity, and other indices of financial performance. We expect that other banks would be faced with similar negative impacts. We also expect that the primary focus of competition would continue to be based on other factors, such as quality of service.

COMMUNITY REINVESTMENT ACT


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

     James Monroe Bank is committed to serving the banking needs of the entire community, including low and moderate income areas, and is a supporter of the Community Reinvestment Act ("CRA"). There are several ways in which James Monroe Bank attempts to fulfill this commitment, including working with economic development agencies, undertaking special projects, and becoming involved with neighborhood outreach programs.

     James Monroe Bank has contacts with state and city agencies that assist in the financing of affordable housing developments as well as with groups which promote the economic development of low and moderate income individuals. James Monroe Bank has computer software to geographically code all types of accounts to track business development and performance by census tract and to assess market penetration in low and moderate income neighborhoods within the primary service area. James Monroe Bank is a registered Small Business Administration lender.

     James Monroe Bancorp encourages its directors and officers to participate in community, civic and charitable organizations. Management and members of the Board of Directors periodically review the various CRA activities of James Monroe Bank, including the advertising program and geo-coding of real estate loans by census tract data which specifically focuses on low income neighborhoods, its credit granting process with respect to business prospects generated in these areas, and its involvement with community leaders on a personal level.

OFFICE PROPERTIES

     The executive offices of James Monroe Bancorp and James Monroe Bank, and the main office of James Monroe Bank are located at 3033 Wilson Boulevard, Arlington, Virginia. Our offices occupy 5,400 square feet on the ground floor of a seven story office building, including approximately 1,800 feet used for the banking lobby. We lease the property in which the main office is located under a ten year lease at a current monthly rent of $13,600, subject to fixed annual increases of approximately 3% annually, plus an allocated portion of the building annual operating expenses. There are no options to renew the lease. James Monroe Bank has one branch, located at 7023 Little River Turnpike, Annandale, Virginia. The branch consists of 1,445 square feet in a professional office building. The property is occupied under a five year lease, terminating on September 30, 2004, at a current monthly rental of $2,450, subject to fixed annual increases of approximately 3% annually. We have options to renew the lease for two additional five year terms.

     Management believes the existing facilities are adequate to conduct James Monroe Bancorp's business.

LEGAL PROCEEDINGS

     We are involved from time to time in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, final disposition of these matters will not have a material adverse effect on our financial condition or results of operations.

COMPETITION

     In attracting deposits and making loans, we encounter competition from other institutions, including larger commercial banking organizations, savings banks, credit unions, other financial institutions and non-bank financial service companies serving our market area. Financial and non-financial institutions not located in the market are also able to reach persons and entities based in the market through mass marketing, the internet, telemarketing, and other means. The principal methods of competition include the level of loan interest rates, interest rates paid on deposits, efforts to obtain deposits, range of services provided and the quality of these services. Our competitors include a number of major financial companies whose substantially greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. In light of the deregulation of the financial service industry and the absence of interest rate controls on deposits, we anticipate continuing competition from all of these institutions in the future. Additionally, as a result of legislation which reduced restrictions on interstate banking and widened the array of companies that may own banks, we may face additional competition from institutions outside our market and outside the traditional range of bank holding companies which may take advantage of such legislation to acquire or establish banks or branches in our market. There can be no assurance that we will be able to successfully meet these competitive challenges.

     In addition to offering competitive rates for its banking products and services, our strategy for meeting competition has been to concentrate on specific segments of the market for financial services, particularly small business and individuals, by offering such customers customized and personalized banking services.

     We believe that active participation in civic and community affairs is an important factor in building our reputation and, thereby, attracting customers.

EMPLOYEES

     As of March 31, 2000, James Monroe Bank had 16 full-time and 3 part-time employees. James Monroe Bancorp has no employees who are not also employees of James Monroe Bank. Our employees are not represented by any collective bargaining unit, and we believe our employee relations are good. James Monroe Bank maintains a benefit program which includes health and dental insurance, life and long-term disability insurance, and a 401(k) plan for substantially all employees.

                           SUPERVISION AND REGULATION

JAMES MONROE BANCORP

     James Monroe Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, (the "Act") and is subject to supervision by the Federal Reserve Board. As a bank holding company, James Monroe Bancorp is be required to file with the Federal Reserve Board an annual report and such other additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of James Monroe Bancorp and each of its subsidiaries.

     The Act requires approval of the Federal Reserve Board for, among other things, the acquisition by a proposed bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The Act also generally permits the acquisition by a bank holding company of control, or substantially all the assets, of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law, but if the bank is at least 5 years old, the Federal Reserve Board may approve the acquisition.

     Under current law, with certain limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in, a company that engages in activities which the Federal Reserve Board has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve Board is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. Some of the activities that the Federal Reserve Board has determined by regulation to be closely related to banking include making or servicing loans, performing certain data processing services, acting as a fiduciary or investment or financial advisor, and making investments in corporations or projects designed primarily to promote community welfare.

     Effective on March 11, 2000, the Gramm Leach Bliley Act (the "GLB Act") allows a bank holding company or other company to certify status as a financial holding company, which will allow such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve Board to determine by regulation what other activities are financial in nature, or incidental or complementary thereto.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing, on the condition that: (i) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (ii) the customer obtain or provide some additional credit, property or service from or to the company or any other subsidiary of the company; or (iii) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.


     The Federal Reserve has also adopted capital guidelines for bank holding companies that are substantially the same as those applying to state member bank, although these requirements are not currently applicable to James Monroe Bancorp. See "Regulatory Capital Requirements" at page 13 and "Supervision and Regulation - James Monroe Bank" below.


JAMES MONROE BANK

     James Monroe Bank is a Virginia chartered commercial bank which is a member of the Federal Reserve System. Its deposit accounts are insured by the Bank Insurance Fund of the FDIC up to the maximum legal limits of the FDIC and it is subject to regulation, supervision and regular examination by the Virginia Bureau of Financial Institutions and the Federal Reserve. The regulations of these various agencies govern most aspects of James Monroe Bank's business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends and location and number of branch offices. The laws and regulations governing James Monroe Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting stockholders.

     Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities. The GLB Act will allow a wider array of companies to own banks, which could result in companies with resources substantially in excess of James Monroe Bancorp's entering into competition with James Monroe Bancorp and James Monroe Bank.

     Banking is a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of James Monroe Bank's earnings. Thus, the earnings and growth of James Monroe Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on James Monroe Bank cannot be predicted.

     Branching and Interstate Banking. The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") by adopting a law after the date of enactment of the Riegle-

Neal Act and prior to June 1, 1997, which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act.

     The Riegle-Neal Act authorizes the federal banking agencies to approve interstate branching de novo by national and state banks in states which specifically allow for such branching. Virginia has enacted laws which permit interstate acquisitions of banks and bank branches and permit out-of-state banks to establish de novo branches.

     Capital Adequacy Guidelines. The Federal Reserve Board has adopted risk-based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

     State member banks are expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of core capital.

     Tier 1 Capital generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment for changes in the market value of securities classified as "available for sale" in accordance with FAS 115. Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a bank holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

     In addition to the risk-based capital requirements, the Federal Reserve Board has established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% - 5.0% or more. The highest-rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which a bank shall achieve its minimum Leverage Capital Ratio requirement. A bank which fails to file such plan is deemed to be operating in an unsafe and unsound manner, and could subject that bank to a cease-and-desist order. Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to
Section 8(a) of the Federal Deposit Insurance Act (the "FDIA") and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios, if it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

     Prompt Corrective Action. Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. Under the regulations, a bank shall be deemed to be: (i) "well capitalized" if it has a Total Risk Based Capital Ratio of 10.0% or more, a Tier 1 Risk Based Capital Ratio of 6.0% or more, a Leverage Capital Ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a Total Risk Based Capital Ratio of 8.0% or more, a Tier 1 Risk Based Capital Ratio of 4.0% or more and a Tier 1 Leverage Capital Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 8.0%, a Tier 1 Risk based Capital Ratio that is less than 4.0% or a Leverage Capital Ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 6.0%, a Tier 1 Risk Based Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

     An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

     An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

     A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital which has been raised and is imminently available for infusion into a bank except for certain technical requirements which may delay the infusion for a period of time beyond the 90 day time period.

     Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan;
(iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

     Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

     Regulatory Enforcement Authority. Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

      SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS


     The following table sets forth certain information as of April 30, 2000 concerning the number and percentage of shares of the common stock beneficially owned by our directors and executive officers, and by all of our directors and executive officers as a group, as well as information regarding each other person known by the Company to own in excess of 5% of the outstanding common stock. Also shown, for illustrative purposes only, are the number and percentage of shares that will be owned by such persons after the offering, based upon their current intentions to purchase shares in the offering, and assuming that only directors, officers, five percent shareholders and their affiliates purchase shares in the offering. The purchase intentions of these people may change, and they may purchase more shares or fewer shares. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. Except as set forth below, we are not aware of any other person or persons who beneficially own in excess of five percent of the common stock. Further, we are not aware of any arrangement which at a subsequent date may result in a change of control of the James Monroe Bancorp.



                                          NUMBER OF SHARES                     NUMBER OF SHARES
                                            OWNED BEFORE        PERCENT OF        OWNED AFTER        PERCENT OF
            NAME                            OFFERING(1)          CLASS(1)         OFFERING(1)         CLASS(1)
-------------------------------          -----------------    -------------   ------------------   ------------
Directors
Fred A. Burroughs, III                        4,900               *                  8,438               *
Terry L. Collins, Ph.D.                      38,200(2)           5.12%              51,993             6.13%
12701 Fair Lake Circle
Fairfax, Virginia  22033
Norman P. Horn                                4,967               *                  6,696               *
David C. Karlgaard, Ph.D.                    38,267(3)           5.12%              53,627             6.32%
3949 Pender Drive
Fairfax, Virginia  22030
Richard I. Linhart                            8,016              1.07%               8,016               *
Richard C. Litman                             7,700              1.03%               9,429             1.11%
John R. Maxwell                              29,586              3.75%              29,586             3.40%
Alvin E. Nashman , Ph.D.                     11,700              1.57%              15,159             1.79%
Helen L. Newman                              13,733(4)           1.84%              23,905             2.82%
Thomas L. Patterson                           8,267              1.11%              11,726             1.38%
David W. Pijor                                6,600               *                   9041             1.06%
Russell E. Sherman                            6,733               *                  7,750               *

All directors and
executive officers as a
group (12 persons)                           178,669(1)         22.52%             235,217            26.28%

Other 5% Shareholders

Nino Vaghi(5)                                  43,515            5.85%              88,342            10.45%
5225 Pooks Hill Road
#1512-S
Bethesda, MD  20814


*    Less than one percent


(1) For purposes hereof, a person is deemed to be the beneficial owner of securities with respect to which he has or shares voting or investment power. The percentage of shares owned before the offering is based on 744,290 shares outstanding as of April 30, 2000, except with respect to individuals holding options to acquire common stock exercisable within sixty days of April 30, 2000, in which event represents percentage of shares issued and

(Footnotes continued on following page)

(Footnotes continued from prior page)


outstanding as of April 30, 2000 plus the number of such options held by such person, and all directors and officers as a group, which represents percentage of shares outstanding as of April 30, 2000 plus the number of such options held by all such persons as a group.

Directors and executive officers beneficially own option to purchase shares of common stock which are exercisable within sixty days of April 30, 2000 as follows: Collins - 2,100 shares; Horn - 1,467 shares; Karlgaard - 2,767 shares; Litman - 2,700 shares; Maxwell - 24,586 shares; Newman - 1,233 shares; Patterson
- 1,267 shares; Pijor - 4,100 shares; Sherman - 1,733 shares; Linhart - 7,266 shares.

(2) Includes 1,100 shares of Common Stock held individually by Mr. Collins' daughter. Mr. Collins disclaims beneficial ownership of the shares of Common Stock held by his daughter.

(3) Includes 35,000 shares of Common Stock held individually by Mr. Karlgaard and 500 shares of Common Stock held by his children.

(4) Includes 10,500 shares of Common Stock held individually by Mrs. Newman and 2,000 shares of Common Stock held individually by her spouse.

(5) Mr. Vaghi was an organizer of James Monroe Bank, and served on the Board of Directors from its organization until December 31, 1998.


                                   MANAGEMENT


     The following table sets forth the name, age at April 30, 2000, and principal position with James Monroe Bancorp and James Monroe Bank of each person who is currently a director or executive officer of James Monroe Bancorp. James Monroe Bancorp's Board of Directors currently consists of twelve (12) members, all of which serve for a one year term. Each director of James Monroe Bancorp is also a director of James Monroe Bank.



              Name                      Age                                   Position
---------------------------------    -----------    -------------------------------------------------------------
Directors
Fred A. Burroughs, III                   64                                   Director
Terry L. Collins, Ph.D.                  53                                   Director
Norman P. Horn                           67                                   Director
David C. Karlgaard, Ph.D.                53                                   Director
Richard I. Linhart                       56            Director, Executive Vice President and Chief Operating
                                                       Officer of James Monroe Bank and James Monroe Bancorp
Richard C. Litman                        42                                   Director
John R. Maxwell                          39           Director, President and Chief Executive Officer of James
                                                                Monroe Bancorp and James Monroe Bank
Alvin E. Nashman, Ph.D.                  73                                   Director
Helen L. Newman                          56                                   Director
Thomas L. Patterson                      48                                   Director
David W. Pijor                           47                      Chairman of the Board of Directors
Russell E. Sherman                       62                                   Director


     Set forth below is certain additional information regarding each director and executive officer of James Monroe Bancorp and James Monroe Bank. Except as otherwise stated, the principal occupation indicated has been the person's principle occupation for at least the last five years. Each of the members of the Board of Directors of James Monroe Bancorp has served since its organization in April 1999, and has served as a member of the Board of Directors of James Monroe Bank since its organization in 1998, except for Mr. Burroughs, who joined the Board of Directors of the Bank in February 1999.

     Fred A. Burroughs, III. Mr. Burroughs retired in 1997 from his position as Chairman of the Board and Chief Executive Officer of The Bank of Northern Virginia.

     Dr. Terry L. Collins. Mr. Collins is the Co-Founder and President of Argon Engineering Associates, founded in 1997 (Systems and Information Technology
Firm). He was also the Vice President and General Manager of the Falls Church Operation of Raytheon E-Systems from 1989 - 1997.

     Norman P. Horn. Mr. Horn, retired, was a Principal in Homes, Lowry, Horn & Johnson, Ltd. (Accounting Firm).

     Dr. David C. Karlgaard. Mr. Karlgaard is the Founder, Chairman and President of PEC Solutions, Inc (Information Technology Firm) (listed on the Nasdaq National Market).


     Richard I. Linhart. Prior to joining James Monroe Bank in February 1998, Mr. Linhart was President of ALM Associates from 1995 to 1998, Executive Vice President and CFO of Hubco, Inc., Mahwah, New Jersey from 1994 to 1995 and Executive Vice President and COO of NBT Bancorp, Norwich, New York from 1991 to 1994. Mr. Linhart became a director of James Monroe Bancorp in July 2000


     Richard C. Litman. Mr. Litman is a Registered Patent Attorney; President of Litman Law Offices, Ltd.


     John R. Maxwell. Mr. Maxwell has been President and Chief Executive Officer of the Bank since April 1997 and of the Company since its formation. Prior to joining James Monroe Bank, he was Senior Vice President - Lending of the Bank of Northern Virginia from 1988 to 1996 and Executive Vice President and Chief Lending Officer of the Bank of Northern Virginia from 1996 to 1997.

     Dr. Alvin E. Nashman. Mr. Nashman retired in 1992 from his position of Head of the Systems Group of Computer Sciences Corporation which he held for over 27 years He currently serves as a consultant for Trawick Associates and Unitech Inc., both of which are technology consulting services companies. Mr. Nashman is also Director of Halifax Corporation (publicly traded on AMEX); Micros to Mainframes (publicly traded on Nasdaq), PEC Solutions (publicly traded on Nasdaq) Director of Andreulis Corporation; Director of Spaceworks; and Director of Federal Sources, Inc.


     Helen L. Newman. Ms. Newman is Senior Vice President of Government Operations for Gulfstream Aerospace Corporation.


     Thomas L. Patterson. Mr. Patterson is an attorney with Linowes and Blocher, LLP. (Law Firm) since May 2000. From November 1998 until May 2000 he was an attorney with Venable, Baetjer, Howard & Civiletti (or Tucker, Flyer & Lewis, which became a part of that firm in 1999). Mr. Patterson was Vice President - Real Estate Counsel of Federal Realty Investment Trust from March 1997 until September 1998, and prior to that time was an attorney in private practice.


     David W. Pijor. Mr. Pijor has been Chairman of the Bank since February 1997 and Chairman of Bancorp since its formation, and is Of Counsel to the firm of Sherman & Fromme, P.C. (Law Firm).

     Russell E. Sherman. Mr. Sherman is the President of Sherman & Fromme, P.C. (Law Firm).

DIRECTOR COMPENSATION

     Directors do not receive fees for attendance at meetings of the Board of Directors of Bancorp or the Bank, or committee meetings. Directors are entitled to receive options under the 1999 Directors' Stock Option Plan (the "Director Option Plan"). In 1999, director received options to purchase an aggregate of 57,200 shares of Common Stock at an exercise price of $10.00 per share.

     The Directors' Option Plan was approved by stockholders in 1999. Under the Directors' Option Plan, 66,800 shares of common stock are available for issuance under options granted between 1999 and 2004. The purpose of the Directors' Option Plan is to enable James Monroe Bancorp to continue to attract and retain outstanding outside directors, and to further the growth, development and financial success of James Monroe Bancorp and James Monroe Bank. Only non-employee directors of James Monroe Bancorp and any subsidiary are eligible to participate in the Plan.

As of March 31, 2000 there was an aggregate of 55,500 options to purchase shares of common stock outstanding under the Directors' Option Plan, at an exercise price of $10.00 per share, and 9,680 options remained available for issuance.

             EXECUTIVE OFFICER COMPENSATION AND CERTAIN TRANSACTIONS

COMPENSATION - OVERVIEW

     The following table sets forth a comprehensive overview of the compensation for Mr. Maxwell, James Monroe Bancorp's and James Monroe Bank's Chief Executive Officer during the 1999 and 1998 fiscal years. No other executive officer of James Monroe Bancorp received total salary and bonus of $100,000 or more during the fiscal year ended December 31, 1999

                           Summary Compensation Table

                                                                              Long-term
                                                                         Compensation Awards
                                       Annual Compensation                    Securities              All Other
 Name and Principal Position     Year       Salary         Bonus          Underlying Options       Compensation($)
------------------------------- -------- ------------ ---------------- ------------------------ ------------------
John R. Maxwell, President      1999       $118,750       $10,000                -0-             Less than $10,000
and Chief Executive Officer     1998        $64,167         -0-                36,880            Less than $10,000

----------------------
(1) Compensation for 1998 is from the date the Bank opened on June 8, 1998 through December 31, 1998

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR AND OPTION VALUES

                                                                    Number of Securities          Value of Unexercised
                                                                   Underlying Unexercised       In-The-Money Options at
                         Shares Acquired                        Options at December 31, 1999       December 31, 1999
         Name              on Exercise       Value Realized      Exercisable/Unexercisable     Exercisable/Unexercisable
----------------------  ------------------ ------------------ ------------------------------- ---------------------------
John R. Maxwell                -0-                $-0-                 12,294/24,586                $24,588/$49,176

-----------------------

EMPLOYEE BENEFIT PLANS

     James Monroe Bank provides all officers and full-time employees with group life and medical and dental insurance coverage.

     401(k) Plan. James Monroe Bancorp has a defined contribution 401(k) retirement plan which covers employees that meet certain age and length of service requirements. The Company does not currently contribute to the 401(k) plan nor does it currently match employee contributions.

     Stock Option Plans. Under James Monroe Bancorp's 1998 Management Incentive Stock Option Plan, approved by stockholders in 1998 and amended in 1999 (the "1998 Option Plan"), 91,800 shares of common stock are available for issuance under options granted between 1998 and 2008. The purpose of the 1998 Option Plan is to enable James Monroe Bancorp to attract, retain and incentivize outstanding employees for James Monroe Bancorp and James Monroe Bank, and to reward excellent performance by the employees and to further the growth, development and financial success of James Monroe Bancorp. Eligible employees are those employees, including officers, who at the time options are granted, are deemed to be "key employees" by the Board of Directors. The Board of Directors administers the 1998 Option Plan. As of March 31, 2000, there was an aggregate of 54,630 options to purchase shares of common stock outstanding under the 1998 Option Plan, at $10.00 per share, 64,130 options had been allocated for issuance to certain employees upon achievement of certain performance goals, and 27,750 options remained available for issuance.

     Employment Agreements The Bank and Bancorp have entered into an agreement with Mr. Maxwell pursuant to which Mr. Maxwell serves as President and Chief Executive Officer of each institution. Without cause or Mr. Maxwell's consent, he may not be removed from these positions, nor may any executive position higher than Mr. Maxwell's be established. The initial term of Mr. Maxwell's agreement expires on May 31, 2002, and is subject to automatic one-year extensions on each June 1, provided that neither the company nor Mr. Maxwell has given written notice of intention not to renew at least 90 days prior to the renewal date. The agreement provides for the payment of cash and other benefits to Mr. Maxwell, including a base salary of $125,000 during the period June 1, 1999 to May 31, 2000. Mr. Maxwell's base salary for subsequent periods is subject to annual review by the Board of Directors, provided that the salary may not be less than 105% of his base salary for the prior period. Mr. Maxwell is entitled to an annual bonus determined by the Board of Directors, $1,000,000 of Bank paid life insurance (subject to increase based upon the percentage increase in base salary), use of a Bank owned or leased car and an automobile allowance, and is entitled to reimbursement of reasonable business expenses. Under the agreement, Mr. Maxwell has been granted non qualified options to purchase 36,880 shares of common stock at an exercise price of $10.00 per share, vesting over a three year period ending on June 1, 2001, exercisable through May 31, 2008, regardless of earlier termination of the agreement or Mr. Maxwell's employment or the reason for the termination. Mr. Maxwell is entitled to reimbursement of income taxes payable upon the exercise of the options, up to the amount of the tax benefit realized by Bancorp as a result of the exercise, and under certain circumstances, to registration of the shares under the securities laws. Mr. Maxwell is also entitled to participate in any pension, retirement, profit sharing, stock purchase, stock option, insurance, deferred compensation and other benefit plans provided to other executives or employees.

     The agreement terminates as of the end of the initial or any renewal terms if either party gives notice of nonrenewal. If Mr. Maxwell elects not to renew the agreement, he is not entitled to any additional payments, and is subject to a two year noncompetition agreement. If the Bank or Bancorp elects not to renew the agreement, Mr. Maxwell is entitled to receive continued salary, bonus and benefits for 18 months, and is subject to the noncompetition agreement for that period. If the agreement is terminated by Mr. Maxwell, at his option, within six months of a "change in control" (as defined), Mr. Maxwell shall be entitled to receive continued salary, bonus and benefits for one year, and is subject to the noncompetition agreement for that period. If the agreement is terminated by the Bank or Bancorp in breach of the agreement, Mr. Maxwell is entitled to receive continued salary, bonus and benefits for 12 months, and is not subject to the noncompetition agreement. The agreement prohibits conflicts of interest, and requires that Mr. Maxwell maintain the confidentiality of nonpublic information regarding the Bank, Bancorp and its customers.

     Certain Transactions with Management. James Monroe Bancorp has had, and expects to have in the future, banking transactions in the ordinary course of business with some of its directors, officers, and employees and their associates. In the past, substantially all of such transactions have been on the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     The maximum aggregate amount of loans to officers, directors and affiliates of James Monroe Bancorp during 1999 amounted to $980,900 representing approximately 14.7% of total shareholders' equity at December 31, 1999. In the opinion of the Board of Directors, the terms of these loans are no less favorable to James Monroe Bancorp than terms of the loans to unaffiliated parties. On December 31, 1999, $737,500 of loans were outstanding to individuals who, during 1999, were officers, directors of affiliates of James Monroe Bancorp. At the time each loan was made, management believed that the loan involved no more than the normal risk of collectibility and did not present other unfavorable features. None of such loans were classified as Substandard, Doubtful or Loss.

                         SHARES ELIGIBLE FOR FUTURE SALE

     All shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, except for any shares purchased by an "affiliate" of James Monroe Bancorp, which will be subject to the resale limitations set forth in Securities and Exchange Commission Rule 144.

     All of James Monroe Bancorp's directors are considered "affiliates" within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations with respect to the shares purchased in this offering. In general, the number of shares that can be sold by each director in brokers' transactions, (as that term is used in Rule 144) within any three month period may not exceed the greater of (i) one percent (1%) of the outstanding shares as shown by the most recent report or statement published by the company, or (ii) the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

                          DESCRIPTION OF CAPITAL STOCK

     James Monroe Bancorp's authorized capital consists of 2,000,000 shares of common stock, $1.00 par value. As of March 31, 2000, there were 744,290 shares of common stock outstanding.

     Common Stock. Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds, and, subject to the rights of any class of stock having preference to the common stock, to share ratably in any distribution of James Monroe Bancorp's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption. The shares of common stock to be issued in this offering will be, when issued, fully paid and non-assessable.

     Limitations on Payment of Dividends. The payment of dividends by James Monroe Bancorp will depend largely upon the ability of James Monroe Bank to declare and pay dividends to James Monroe Bancorp, as the principle source of James Monroe Bancorp's revenue will be from dividends paid by James Monroe Bank. Dividends will depend primarily upon the bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to James Monroe Bancorp and James Monroe Bank. Even if James Monroe Bank and James Monroe Bancorp have earnings in an amount sufficient to pay dividends, the Board of Directors may determine to retain earnings for the purpose of funding the growth of James Monroe Bank and James Monroe Bancorp.

     Regulations of the Federal Reserve and Virginia law place limits on the amount of dividends James Monroe Bank may pay to James Monroe Bancorp without prior approval. Prior regulatory approval is required to pay dividends which exceed James Monroe Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. Federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

     The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that James Monroe Bancorp may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, James Monroe Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. See "Market for Common Stock and Dividends" at page 14.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND VIRGINIA LAW

     James Monroe Bancorp's Articles of Incorporation do not contain any provisions which would require a greater or lesser than normal vote of shareholders, any provisions which impose special approval or other requirements on corporate transactions or other matters, or which could be deemed to have an antitakeover effect. The Virginia Stock Corporation Act (the "VSCA") which is applicable to James Monroe Bancorp and the holders of common stock contains provisions which could be deemed to have an antitakeover effect. The discussion of the following provisions is not exhaustive, and is not intended to imply that all material provisions of either the Articles of Incorporation or the FBCA are enumerated herein.

     Affiliated Transactions. The VSCA contains provisions governing "affiliated transactions." These include various transactions such as mergers, share exchanges, sales, leases, or other material dispositions of assets, issuances of securities, dissolutions, and similar transactions with an "interested shareholder." An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation's outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

     o the transaction is approved by the holders of two-thirds of the corporation's voting shares, other than shares beneficially owned by the interested shareholder,

     o    the  affiliated  transaction  has been  approved  by a majority of the
          disinterested    directors,   or   subject   to   certain   additional
          requirements, in the affiliated transaction the holders of each class

     o or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

     Control Share Acquisitions. Under the VSCA's control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

     o unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation, or

     o among other exceptions, such acquisition of shares is made pursuant to a affiliation agreement with the corporation or the corporation's articles of incorporation or by-laws permit the acquisition of such shares before the acquiring person's acquisition thereof.

     If authorized in the corporation's articles of incorporation or by-laws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a "control share acquisition statement" with the corporation within sixty days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value." The provisions of the Affiliated Transactions Statute and the Control Share Acquisition Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisition Statute, but we have not done so.

     Supermajority Voting Provisions. The VSCA provides that, unless a corporation's articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include amendments to a corporation's articles of incorporation, adoption of plans of affiliation or exchange, sales of all or substantially all of a corporation's assets other than in the ordinary course of business and adoption of plans of dissolution ("Fundamental Actions"). The VSCA provides that a corporation's articles may either increase the vote required to approve Fundamental Actions or may decrease the required vote to not less than a majority of the votes entitled to be cast. The articles of incorporation of James Monroe Bancorp do not contain any provisions altering the vote required for any Fundamental Action.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for James Monroe Bancorp by Kennedy, Baris & Lundy, L.L.P., Bethesda, Maryland. Members of such firm may subscribe to purchase shares of common stock offered hereby.

                                     EXPERTS


     The audited financial statements of James Monroe Bancorp, Inc. for year ended December 31, 1999 which are included in this prospectus, have been included in reliance upon the report of Yount, Hyde & Barbour, P.C., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     On May 24, 1999, Keller Bruner & Company, LLP ("Keller Bruner"), the independent certified public accountants which audited James Monroe Bank's financial statements for the period from June 8, 1998 and ending December 31, 1998, was dismissed by the Board of Directors upon the recommendation of the audit committee. Keller Bruner's report on James Monroe Bank's financial statements for the period from June 8, 1998 and ending December 31, 1998 did not contain an adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles.

     During the period June 8, 1998 (date of inception) to December 31, 1998 and through the date on which they were dismissed, there were no disagreements with Keller Bruner on any matter of accounting principles or practices, financial statement disclosure, audit scope or procedure which, if not resolved to its satisfaction, would have caused it to make reference to such disagreement in connection with its report.

     Yount, Hyde & Barbour, P.C. was retained by James Monroe Bancorp on May 24, 1999 to audit its financial statements for fiscal year 1999 as its certifying accountant. The appointment of Yount, Hyde and Barbour, P.C. was recommended by the audit committee of the Board of Directors and approved by the Board of Directors. There were no consultations between James Monroe Bancorp and Yount, Hyde & Barbour. P.C. regarding the application of accounting principles to any matter, or as to any type of opinion that might be issued on James Monroe Bancorp's financial statements.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION
                           ABOUT JAMES MONROE BANCORP

     This prospectus is part of a registration statement on Form SB-2 filed by James Monroe Bancorp with the Securities and Exchange Commission. This prospectus does not contain all of the information contained in the registration statement, certain parts of which have been omitted under SEC rules. Any statements in this prospectus about the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and reference is made to the copy of the filed document for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The registration statement may be read and copied at the SEC's public reference room located at 450 Fifth
Street, NW, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet web site that contains information of issuers, including James Monroe Bancorp, who file electronically with the SEC. The address of that web-site is http://www.sec.gov.

     James Monroe Bancorp distributes annual reports containing audited financial statements to its shareholders. As a result of the effectiveness of the registration statement of which this prospectus is a part, James Monroe Bancorp will file annual and quarterly reports under the Securities Exchange Act of 1934, and will continue to file such reports until such time as it has fewer than 300 shareholders of record.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999

Independent Auditor's Reports..................................................................F-2

Audited Balance Sheet..........................................................................F-4

Audited Statement of Income....................................................................F-5

Audited Statement of Changes in Stockholders' Equity...........................................F-6

Audited Statement of Cash Flows................................................................F-7

Notes to Audited Financial Statements..........................................................F-8

UNAUDITED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2000

Unaudited Balance Sheet.......................................................................F-26

Unaudited Statement of Operations.............................................................F-27

Unaudited Statement of Changes in Stockholders' Equity .......................................F-28

Unaudited Statement of Cash Flows.............................................................F-29

Notes to Unaudited Financial Statements.......................................................F-30

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Directors
James Monroe Bancorp, Inc. and Subsidiary
Arlington, Virginia

     We have audited the accompanying consolidated balance sheet of James Monroe Bancorp, Inc. and Subsidiary as of December 31, 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of James Monroe Bank as of December 31, 1998 and for the period June 8, 1998 (commencement of banking operations) through December 31, 1998 were audited by other auditors whose report, dated February 17, 1999, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of James Monroe Bancorp, Inc. and Subsidiary as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
January 7, 2000

                          INDEPENDENT AUDITOR'S REPORT0


To the Stockholders and Directors
James Monroe Bancorp, Inc. and Subsidiary
Arlington, Virginia

We have audited the accompanying balance sheet of James Monroe Bancorp, Inc. and Subsidiary (formerly "James Monroe Bank") as of December 31, 1998, and the related statements of income, changes in stockholders' equity (deficit), and cash flows for the period June 8, 1998, (commencement of banking operations) through December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of James Monroe Bancorp, Inc. and Subsidiary as of December 31, 1998, and the results of its operations and its cash flows for the period June 8, 1998 (commencement of banking operations) through December 31, 1998, in conformity with generally accepted accounting principles.


/s/ Keller Bruner & Company, LLP


Frederick, Maryland
February 17, 1999

                              JAMES MONROE BANCORP, INC.
                                    AND SUBSIDIARY

                              CONSOLIDATED BALANCE SHEETS
                              December 31, 1999 and 1998

                                                                                              DECEMBER 31,
                                                                                 ---------------------------------------
                                                                                        1999                     1998
                                                                                 ---------------          --------------
        ASSETS
Cash and due from banks                                                           $   2,640,520            $  1,305,528
Federal funds sold                                                                    1,537,000               4,967,000
Securities available for sale at fair value                                          13,518,256               3,988,212
Loans, net of allowance for loan losses of $363,000 in 1999
  and $132,000 in 1998                                                               30,675,915              12,637,318
Bank premises and equipment, net                                                        713,978                 493,163
Accrued interest receivable                                                             345,794                  87,686
Other assets                                                                            186,166                  29,655
                                                                                  -------------            ------------

                                                                                  $  49,617,629            $ 23,508,562
                                                                                  =============            ============

    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
   Noninterest-bearing deposits                                                   $  13,216,794            $  6,493,982
   Interest-bearing deposits                                                         29,602,269              10,287,015
                                                                                  -------------            ------------
         Total deposits                                                           $  42,819,063            $ 16,780,997

Accrued interest payable and other liabilities                                          199,078                  68,926
                                                                                  -------------            ------------
         Total liabilities                                                        $  43,018,141            $ 16,849,923
                                                                                  -------------            ------------

COMMITMENTS AND CONTINGENCIES                                                     $          --            $         --
                                                                                  -------------            ------------

STOCKHOLDERS' EQUITY
Common stock, $1 par value; authorized 2,000,000 shares;
issued and outstanding 742,590 shares in 1999, 737,590 shares in 1998             $     742,590            $    737,590
Capital surplus                                                                       6,683,310               6,638,310
Retained earnings (deficit)                                                            (581,059)               (706,503)
Accumulated other comprehensive (loss)                                                 (245,353)                (10,758)
                                                                                  -------------            ------------
Total stockholders' equity                                                        $   6,599,488            $  6,658,639
                                                                                  -------------            ------------
                                                                                  $  49,617,629            $ 23,508,562
                                                                                  =============            ============

The accompanying notes are an integral part of these consolidated financial statements.

                           JAMES MONROE BANCORP, INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
          For the Year Ended December 31, 1999 and for the Period from
   June 8, 1998 (Commencement of Banking Operations) through December 31, 1998

                                                                                                        FOR THE PERIOD
                                                                                   FOR THE            FROM JUNE 8, 1998
                                                                                 YEAR ENDED                THROUGH
                                                                                 DECEMBER 31,            DECEMBER 31,
                                                                                     1999                    1998
                                                                                --------------        -------------------
INTEREST INCOME:
   Loans, including fees                                                          $ 2,007,874             $  339,630
   Securities, taxable                                                                622,129                 39,217
   Federal funds sold                                                                 214,770                250,824
                                                                                  -----------             ----------
         Total interest income                                                    $ 2,844,773             $  629,671
                                                                                  -----------             ----------

INTEREST EXPENSE, deposits                                                        $   920,740             $  147,442
                                                                                  -----------             ----------

         Net interest income                                                      $ 1,924,033             $  482,229

PROVISION FOR LOAN LOSSES                                                             231,000                132,000
                                                                                  -----------             ----------

         Net interest income after provision for loan losses                      $ 1,693,033             $  350,229
                                                                                  -----------             ----------

NONINTEREST INCOME:
   Service charges and fees                                                       $   110,764             $    4,936
   Other                                                                               48,605                  9,013
                                                                                  -----------             ----------
         Total noninterest income                                                 $   159,369             $   13,949
                                                                                  -----------             ----------

NONINTEREST EXPENSES:
   Salaries and wages                                                             $   743,885             $  305,929
   Employee benefits                                                                   96,998                 49,084
   Occupancy expenses                                                                 234,265                119,084
   Equipment expenses                                                                 103,992                 37,950
   Advertising and promotion                                                           48,416                 38,329
   Professional fees                                                                   60,471                 45,785
   Data processing                                                                    121,794                 39,238
   Courier service                                                                     30,720                 13,758
   Franchise taxes                                                                     66,483                 40,000
   Other operating expenses                                                           219,934                127,503
                                                                                  -----------             ----------
         Total noninterest expenses                                               $ 1,726,958             $  816,660
                                                                                  -----------             ----------

         Income (loss) before income taxes                                        $   125,444             $ (452,482)

PROVISION FOR INCOME TAXES                                                                 --                     --
                                                                                  -----------             ----------

         Net income (loss)                                                        $   125,444             $ (452,482)
                                                                                  ===========             ==========

EARNINGS (LOSS) PER SHARE, basic and assuming dilution                            $      0.17             $    (0.61)
                                                                                  ===========             ==========

The accompanying notes are an integral part of these consolidated financial statements.

                           JAMES MONROE BANCORP, INC.
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
          For the Year Ended December 31, 1999 and for the Period from
   June 8, 1998 (Commencement of Banking Operations) through December 31, 1998

                                                                                       ACCUMULATED
                                                                                         OTHER
                                                                         RETAINED        COMPRE-         COMPRE-          TOTAL
                                              COMMON       CAPITAL       EARNINGS        HENSIVE         HENSIVE      STOCKHOLDERS'
                                               STOCK       SURPLUS      (DEFICIT)        (LOSS)          (LOSS)          EQUITY
                                            ----------- ------------   ------------   --------------  -------------  ---------------
BALANCE, JUNE 8, 1998                        $ 737,590   $ 6,638,310    $ (254,021)     $      --                     $ 7,121,879
  Comprehensive (loss):
   Net (loss)                                       --            --      (452,482)            --      $ (452,482)       (452,482)
   Net change in unrealized (losses)
     on available for sale securities,
     net of deferred taxes of $5,542                --            --            --        (10,758)        (10,758)        (10,758)
                                             ---------   -----------    ----------     ----------      ----------     -----------
  Total comprehensive (loss)                                                                           $ (463,240)
                                                                                                       ==========
BALANCE, DECEMBER 31, 1998                   $ 737,590   $ 6,638,310   $ (706,503)     $  (10,758)                    $ 6,658,639
  Comprehensive (loss):
   Net income                                       --            --       125,444             --       $ 125,444         125,444
   Net change in unrealized (losses)
     on available for sale securities,
     net of deferred taxes of $120,852              --            --            --       (234,595)       (234,595)       (234,595)
                                                                                                       ----------
   Total comprehensive (loss)                                                                          $ (109,151)
                                                                                                       ==========
   Issuance of common stock                      5,000        45,000            --             --                          50,000
                                             ---------   -----------    ----------     ----------                     -----------
BALANCE, DECEMBER 31, 1999                   $ 742,590   $ 6,683,310    $ (581,059)    $ (245,353)                    $ 6,599,488
                                             =========   ===========    ==========     ==========                     ===========


The accompanying notes are an integral part of these consolidated financial statements.

                           JAMES MONROE BANCORP, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          For the Year Ended December 31, 1999 and for the Period from
   June 8, 1998 (Commencement of Banking Operations) through December 31, 1998

                                                                                                                  FOR THE PERIOD
                                                                                             FOR THE            FROM JUNE 8, 1998
                                                                                           YEAR ENDED                THROUGH
                                                                                          DECEMBER 31,             DECEMBER 31,
                                                                                              1999                     1998
                                                                                      -----------------        -------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                                    $     125,444            $     (452,482)
  Adjustments to reconcile net income (loss) to net cash provided by
    (used in) operating activities:
      Depreciation and amortization                                                           80,681                    37,815
      Provision for loan losses                                                              231,000                   132,000
      (Increase) in accrued interest receivable                                             (258,108)                  (87,686)
      Amortization of bond premium                                                             3,213                     2,560
      Accretion of bond discount                                                              (6,653)                       --
      (Increase) in other assets                                                             (35,660)                   (7,423)
      Increase in accrued interest and other liabilities                                     130,152                    68,926
                                                                                       -------------            --------------
         Net cash provided by (used in) operating activities                           $     270,069            $     (306,290)
                                                                                       -------------            --------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of securities available for sale                                          $ (11,112,050)           $   (4,007,072)
   Proceeds from calls and maturities of securities available for sale                     1,230,000                        --
   Purchases of premises and equipment                                                      (301,496)                 (363,629)
   (Increase) decrease in Federal funds sold                                               3,430,000                (4,967,000)
   Net (increase) in loans                                                               (18,269,597)              (12,769,318)
                                                                                       -------------            --------------
         Net cash (used in) investing activities                                       $ (25,023,143)           $  (22,107,019)
                                                                                       -------------            --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand deposits, savings deposits
      and money market accounts                                                        $  19,945,916            $   13,462,570
   Net increase in time deposits                                                           6,092,150                 3,318,427
   Proceeds from issuance of common stock                                                     50,000                        --
                                                                                       -------------            --------------
         Net cash provided by financing activities                                     $  26,088,066            $   16,780,997
                                                                                       -------------            --------------

         Increase (decrease)in cash and due from banks                                 $   1,334,992            $   (5,632,312)

CASH AND DUE FROM BANKS
   Beginning                                                                               1,305,528                 6,937,840
                                                                                       -------------            --------------

   Ending                                                                              $   2,640,520            $    1,305,528
                                                                                       =============            ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION,
   cash payments for interest paid to depositors                                       $     825,947            $      120,686
                                                                                       =============            ==============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES,
   unrealized (loss) on securities available for sale                                  $   (355,447)            $      (16,300)
                                                                                       ============             ==============


The accompanying notes are an integral part of these consolidated financial statements.

                           JAMES MONROE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

On May 27, 1999, the stockholders of James Monroe Bank voted in favor of a merger to become a wholly owned subsidiary of James Monroe Bancorp, Inc., which became a newly formed one-bank holding company.

Upon consummation of the reorganization effective July 1, 1999, each outstanding common share of James Monroe Bank was exchanged for one share of James Monroe Bancorp, Inc. common stock, par value $1 per share. The exchange of shares was a tax-free transaction for federal income tax purposes. The merger was accounted for on the same basis as a pooling-of-interests and financial statements for prior periods are identical to the financial statement of the Bank. Stockholders' equity has been restated to reflect this transaction in all prior periods.

James Monroe Bancorp, Inc. and Subsidiary (the Corporation) offers various loan, deposit and other financial service products to its customers, principally located throughout Northern Virginia. Additionally, the Corporation maintains correspondent banking relationships and transacts daily federal funds transactions on an unsecured basis, with regional correspondent banks.

The accounting and reporting policies and practices of the Corporation conform with generally accepted accounting principles. The following is a summary of the most significant of such policies and procedures.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of James Monroe Bancorp, Inc. and its wholly owned subsidiary, James Monroe Bank. In consolidation, significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of asset and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and due from banks include cash on hand and amounts due from banks, including cash items in process of clearing.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES AVAILABLE FOR SALE

Securities classified as available for sale are equity securities with readily determinable fair values and those debt securities that the Corporation intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at fair value, with any unrealized gains or losses reported as a separate component of other comprehensive income net of the related deferred tax effect. Interest income, including amortization of premiums and accretion of discounts, computed by the interest method, is included in interest income in the statements of income.

LOANS

The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial real estate loans throughout Northern Virginia. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Interest on loans is accrued based on the principal amounts outstanding. Loans are placed on nonaccrual status when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on nonaccrual loans is reversed from income.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Because the Bank has no history of loan losses, the current policy is to build an allowance for loan losses of approximately 1.20% of total loans. This percentage was determined based on peer group experience and the composition of the Bank's loan portfolio.

In the future, the allowance for loan losses will be evaluated on a regular basis by management, and will be based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

BANK PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization that is computed using the straight-line method over the following estimated useful lives:

                                                                       YEARS
                                                                       -----
      Leasehold improvements                                              10
      Furniture and equipment                                           5-10
      Computer equipment and software                                      3

Costs incurred for maintenance and repairs are expensed currently.

INCOME TAXES

The provision for income taxes relates to items of revenue and expenses recognized for financial accounting purposes. The actual current tax liability may differ from the charge against earnings due to the effect of temporary differences between financial and tax accounting, resulting in deferred income taxes. The differences relate principally to amortization and provisions for credit losses. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the asset and liabilities are recovered or settled, computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is the change in equity of a business enterprise during a reportable period from transactions and other events and circumstances from non-owner sources. In addition to the Corporation's net income (loss), change in equity components under comprehensive income (loss) reporting include the net change in unrealized gains and losses on available for sale securities. Notes to Financial Statements

                          NOTES TO FINANCIAL STATEMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments, " requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented should not be considered an indication of the fair value of the Corporation taken as a whole.

EARNINGS PER SHARE

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 2. SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale with gross unrealized gains and losses, follows:

                                                        GROSS            GROSS
                                    AMORTIZED         UNREALIZED       UNREALIZED          FAIR
                                      COST              GAINS           (LOSSES)           VALUE
                                 --------------    -------------     ------------     -------------
                                                                1999
                                 ------------------------------------------------------------------
U.S. Government and
  federal agency                 $   11,654,751    $          --     $    (347,662)   $  11,307,089
Mortgage-backed                       2,035,402            4,733           (28,818)       2,011,317
Equity securities                       199,850               --                --          199,850
                                 --------------    -------------     -------------    -------------
                                 $   13,890,003    $       4,733     $    (376,480)   $  13,518,256
                                 ==============    =============     =============    =============

                                                        GROSS          GROSS
                                  AMORTIZED           UNREALIZED     UNREALIZED            FAIR
                                    COST                GAINS          (LOSSES)            VALUE
                                 --------------    -------------     ------------     -------------
                                                                1998
                                 ------------------------------------------------------------------

U.S. Government and
  federal agency                 $    3,783,212    $       1,521     $    (17,821)    $   3,766,912
Equity securities                       221,300               --               --           221,300
                                 --------------    -------------     ------------     -------------
                                 $    4,004,512    $       1,521     $    (17,821)    $   3,988,212
                                 ==============    =============     ============     =============

At December 31, 1999 and 1998, securities with a carrying value of $1,750,000 and $600,630, respectively, were pledged to secure public deposits as required by law.

The amortized cost and fair value of securities available for sale by contractual maturity at December 31, 1999, follows:

                                                      AMORTIZED           FAIR
                                                        COST              VALUE
                                                   -------------     -------------
Over 1 year through 5 years                        $  11,654,751     $  11,307,089
After 5 years through 10 years                         1,548,766         1,519,948
Over 10 years                                            486,636           491,369
Equity securities                                        199,850           199,850
                                                   -------------     -------------
                                                   $  13,890,003     $  13,518,256
                                                   =============     =============

                          NOTES TO FINANCIAL STATEMENTS

NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are as follows:

                                                                          DECEMBER 31,
                                                            ---------------------------------------
                                                                    1999                 1998
                                                            -----------------     -----------------
Commercial                                                  $      15,812,035     $       5,639,371
Commercial real estate                                             11,010,355             5,307,686
Residential real estate - construction                                     --             1,424,809
Consumer                                                            4,216,525               397,452
                                                            -----------------     -----------------
                                                            $      31,038,915     $      12,769,318
Allowance for credit losses                                           363,000               132,000
                                                            -----------------     -----------------
                                                            $      30,675,915     $      12,637,318
                                                            =================     =================

Changes in the allowance for credit losses are as follows:

                                                                                   FOR THE PERIOD
                                                                FOR THE            FROM JUNE 8,
                                                              YEAR ENDED            1998 THROUGH
                                                             DECEMBER 31,           DECEMBER 31,
                                                                 1999                   1998
                                                            -----------------     ---------------
Balance, beginning                                          $         132,000     $              --
Provision charged to operations                                       231,000               132,000
                                                            -----------------     -----------------
Balance, ending                                             $         363,000     $         132,000
                                                            =================     =================

The Corporation has had no loans charged off since its inception.


NOTE 4. BANK PREMISES AND EQUIPMENT

Bank premises and equipment consist of the following:

                                                                         DECEMBER 31,
                                                            ------------------------------------
                                                                   1999                  1998
                                                            -----------------     --------------
Leasehold improvements                                      $         213,689     $         207,506
Furniture and equipment                                               199,004               188,725
Computers                                                             117,994               100,957
Software                                                               53,974                33,790
Premises and equipment in process                                     247,813                    --
                                                            -----------------     -----------------
                                                            $         832,474     $         530,978
Less: Accumulated depreciation                                        118,496                37,815
                                                            -----------------     -----------------
                                                            $         713,978     $         493,163
                                                            =================     =================

Depreciation and amortization charged to operations totaled $80,681 for the year ended December 31, 1999 and $37,815 for the period from June 8, 1998 through December 31, 1998.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 5. DEPOSITS

Interest-bearing deposits consist of the following:

                                                                           DECEMBER 31,
                                                            ------------------------------------
                                                                  1999                  1998
                                                            -----------------     --------------
NOW accounts                                                $       3,009,059     $       1,081,863
Savings accounts                                                      319,140               193,680
Money market accounts                                              16,863,493             5,693,045
Certificates of deposit under $100,000                              4,347,889             1,200,470
Certificates of deposit $100,000 and over                           4,790,576             2,103,957
Individual retirement accounts                                        272,112                14,000
                                                            -----------------     -----------------
                                                            $      29,602,269     $      10,287,015
                                                            =================     =================

At December 31, 1999, the scheduled maturities of time deposits are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
       2000                                                                       $       8,014,085
       2001                                                                                 927,783
       2002                                                                                  65,641
       2003                                                                                 113,041
       2004 and thereafter                                                                  290,027
                                                                                  -----------------
                                                                                  $       9,410,577
                                                                                  =================

NOTE 6. INCOME TAXES

Significant components of the Corporation's deferred tax assets consist of the following:

                                                                           DECEMBER 31,
                                                            ---------------------------------------
                                                                 1999                  1998
                                                            -----------------     -----------------
Deferred tax assets:
   Provision for loan losses                                $          42,840     $          13,552
   Unrealized loss on securities available for sale                   126,394                 5,542
   Amortization of organization and start-up costs                     56,344                76,748
   Other                                                                2,074                 1,020
   Net operating loss carryforward                                    105,171               145,890
                                                            -----------------     -----------------
                                                            $         332,823     $         242,752
Deferred tax liabilities:
   Depreciation                                                        13,565                    --
                                                            -----------------     -----------------
                                                            $         319,258     $         242,752
   Less valuation allowance                                           192,864               237,210
                                                            -----------------     -----------------
                                                            $         126,394     $           5,542
                                                            =================     =================

The Corporation has a net operating loss carryforward totaling $254,967 that is available until December 31, 2018, to offset future taxable income.

                          NOTES TO FINANCIAL STATEMENTS

The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the year ended December 31, 1999 and the period from June 8, 1998 through December 1998, due to the following

                                                                     1999                  1998
                                                            -----------------     -----------------
Computed "expected" tax expense (benefit)                   $          42,651     $        (153,944)
Increase (decrease) in income taxes resulting from:
  Other nondeductible expenses                                          1,695                 2,508
  Change in valuation allowance                                       (44,346)              151,436
                                                            -----------------     -----------------
                                                            $              --     $              --
                                                            =================     =================

NOTE 7. LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Corporation leases its facilities under operating leases expiring at various dates through 2007. The leases provide that the Corporation pay as additional rent, its proportionate share of real estate taxes, insurance, and other operating expenses. The leases contain a provision for annual increases of 3%. Total rental expense for the year ended December 31, 1999 was $168,326 and $92,794 for the period from June 8, 1998 through December 31, 1998.

The minimum lease commitments for the next five years and thereafter are:

YEARS ENDING DECEMBER 31,
-------------------------
2000                                                                       $         176,092
2001                                                                                 181,375
2002                                                                                 186,816
2003                                                                                 192,421
2004                                                                                 184,408
2005 and thereafter                                                                  525,641

NOTE 8. STOCK OPTION PLANS

EMPLOYEE STOCK OPTION PLAN

The Corporation has a stock option plan (Plan) for key employees, which is accounted for in accordance with Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation cost has been recognized for grants under this Plan. The Plan provides that 66,880 shares of the Corporation's common stock will be reserved for both incentive stock options and non-qualified stock options to purchase common stock of the Corporation. The exercise price per share for incentive stock options and non-qualified stock options shall not be less than the fair market value of a share of common stock on the date of grant. One-third of the options granted become vested and exercisable in each of the three years following the grant date. Each incentive and non-qualified stock option granted under this plan shall expire not more than ten years from the date the option is granted.

                          NOTES TO FINANCIAL STATEMENTS

Had compensation cost for the Corporation's employee stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Corporation's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                                     1999             1998
                                                              ---------------  -----------
Net income (loss)                  As reported                $       125,444  $     (452,482)
                                   Pro forma                  $        71,021  $     (486,439)

Earnings (loss) per share          As reported                $          0.17  $        (0.61)
                                   Pro forma                  $          0.10  $        (0.66)

Earnings (loss) per share -        As reported                $          0.17  $        (0.61)
  assuming dilution                Pro forma                  $          0.09  $        (0.66)

                          NOTES TO FINANCIAL STATEMENTS

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions:

                                                                        1999            1998
                                                                     -----------     -----------
  Dividend yield                                                           0.0%             0.0%
  Expected life                                                        10 years         10 years
  Expected volatility                                                     0.50%            0.50%
  Risk-free interest rate                                                 5.83%            4.50%

A summary of the status of the Corporation's employee stock option plan is presented below:

                                                         1999                        1998
                                                --------------------------  --------------------------
                                                                 WEIGHTED                    WEIGHTED
                                                                  AVERAGE                    AVERAGE
                                                                 EXERCISE                    EXERCISE
                                                    SHARES         PRICE       SHARES          PRICE
                                                -------------  -----------  ------------  ------------
    Outstanding at beginning of year                   46,880  $     10.00           --   $          --
    Granted                                             3,000        10.00       46,880           10.00
                                                -------------               -----------
    Outstanding at end of year                         49,880        10.00       46,880           10.00
                                                =============               ===========

    Options exercisable at year end                    16,624                        --
    Weighted average fair value of
      options granted during the year           $        4.37               $      3.59

DIRECTOR STOCK OPTION PLAN

In 1999, the Corporation adopted a stock option plan in which options for 66,880 shares of common stock were reserved for issuance. The Corporation applies APB Opinion 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized for grants under this plan. The stock option plan required that options be granted at an exercise price equal to at least 100% of the fair market value of the common stock on the date of grant. One-third of the options granted become vested and exercisable in each of the three years following the grant date and shall expire not more than ten years from the date the option is granted.

A summary of the status of the Corporation's director stock option plan is presented below:

                                                                  1999
                                                         --------------------------
                                                                         WEIGHTED
                                                                         AVERAGE
                                                                         EXERCISE
                                                           SHARES          PRICE
                                                         ----------   --------------
Fixed Options:
  Outstanding at beginning of year                              --    $          --
  Granted                                                   57,200            10.00
                                                         ---------
  Outstanding at end of year                                57,200            10.00
                                                         =========

Options exercisable at year end                             19,067

Information pertaining to options outstanding at December 31, 1999 is as follows:

                                              OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
     WEIGHTED                          --------------------------------   ------------------------------
     AVERAGE                                                WEIGHTED                          WEIGHTED
    REMAINING                                               AVERAGE                           AVERAGE
   CONTRACTUAL          RANGE OF             NUMBER         EXERCISE           NUMBER         EXERCISE
      LIFE           EXERCISE PRICES       OUTSTANDING       PRICE          EXERCISABLE        PRICE
-----------------  -----------------     -------------  ----------------   ------------    -------------
         8.5 yrs.  $           10.00            46,880  $          10.00         15,626    $       10.00
         9.5 yrs.  $           10.00             3,000  $          10.00            998    $       10.00
        9.75 yrs.  $           10.00            57,200  $          10.00         19,067    $       10.00

NOTE 9. 401(K) PLAN

Effective January 1, 1999, the Corporation adopted a Section 401(k) plan covering employees meeting certain eligibility requirements as to minimum age and years of service. Employees may make voluntary contributions to the 401(k) plan through payroll deductions on a pre-tax basis. The Corporation may make discretionary contributions to the 401(k) plan based on its earnings. The employer's contributions are subject to a vesting schedule requiring the completion of five years of service before these benefits become vested. A participant's 401(k) plan account, together with investment earnings thereon, is distributable following retirement, death, disability or other termination of employment under various payout options.

NOTE 10. STOCKHOLDERS' EQUITY

CAPITAL

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 1999 and 1998 are also presented in the table.

                                   ACTUAL
                              --------------
                              AMOUNT   RATIO
                              ------   -----
                           (Amount in Millions)
As of December 31, 1999:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated            $ 7,208   21.4%
      James Monroe Bank       $ 7,254   21.5%
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated            $ 6,845   20.3%
      James Monroe Bank       $ 6,891   20.4%
  Tier 1 Capital (to
    Average Assets):
      Consolidated            $ 6,845   13.9%
      James Monroe Bank       $ 6,891   14.0%

As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets           $ 6,801   44.7%
  Tier 1 Capital (to Risk
    Weighted Assets)          $ 6,669   43.8%
  Tier 1 Capital (to
    Average Assets)           $ 6,669   30.6%

                                                            MINIMUM CAPITAL
                                                              REQUIREMENT
                                                     -----------------------------
                                              AMOUNT                              RATIO
                                              ------                              -----
                                                        (Amount in Millions)
As of December 31, 1999:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated            Greater than or equal to$  2,700  Greater than or equal to    8.0%
      James Monroe Bank       Greater than or equal to$  2,700  Greater than or equal to    8.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated            Greater than or equal to$  1,350  Greater than or equal to    4.0%
      James Monroe Bank       Greater than or equal to$  1,350  Greater than or equal to    4.0%
  Tier 1 Capital (to
    Average Assets):
      Consolidated            Greater than or equal to$  1,474  Greater than or equal to    3.0%
      James Monroe Bank       Greater than or equal to$  1,474  Greater than or equal to    3.0%

As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets           Greater than or equal to$  1,217  Greater than or equal to    8.0%
  Tier 1 Capital (to Risk
    Weighted Assets)          Greater than or equal to$    609  Greater than or equal to    4.0%
  Tier 1 Capital (to
    Average Assets)           Greater than or equal to$    873  Greater than or equal to    4.0%

                                                         MINIMUM
                                                         TO BE WELL
                                                    CAPITALIZED UNDER
                                                    PROMPT CORRECTIVE
                                                     ACTION PROVISIONS
                                                  -----------------------
                                                  AMOUNT                                  RATIO
                                                 -------                                 -------
                                                             (Amount in Millions)
As of December 31, 1999:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated                                                                             N/A
      James Monroe Bank       Greater than or equal to$       3,375    Greater than or equal to   10.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated                                                                            N/A
      James Monroe Bank       Greater than or equal to$       2,025    Greater than or equal to    6.0%
  Tier 1 Capital (to
    Average Assets):
      Consolidated                                                                              N/A
      James Monroe Bank       Greater than or equal to$       1,474    Greater than or equal to    3.0%

As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets           Greater than or equal to$       1,522    Greater than or equal to   10.0%
  Tier 1 Capital (to Risk
    Weighted Assets)          Greater than or equal to$         913    Greater than or equal to    6.0%
  Tier 1 Capital (to
    Average Assets)           Greater than or equal to$       1,091    Greater than or equal to    5.0%

RESTRICTION ON DIVIDENDS

The approval of the Bank's regulatory agencies is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two years. The Bank did not pay any dividends during the year ended December 31, 1999.

NOTE 11.   COMMITMENTS AND CONTINGENCIES

The Corporation's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, stand-by letters of credit and revolving lines of credit. A summary of the notional amount of the Corporation's commitments and contingent liabilities is as follows:

                                                            1999               1998
                                                     ---------------    ----------------
Commitments to extend credit                         $     8,589,750    $      6,639,388
Stand-by letters of credit                           $        47,000    $         52,500

Commitments to extend credit and stand-by letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The
Corporation's credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded on the balance sheets. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

The Corporation has entered an agreement to invest a minimum of $57,500 in the Virginia Bankers Insurance Center, LLC. As of December 31, 1999, $5,750 had been invested.

NOTE 12. TRANSACTIONS WITH DIRECTORS AND OFFICERS

The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors and principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). In the opinion of management, such loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. They do not involve more than normal credit risk or present other unfavorable features.

Aggregate loan balances with related parties totaled $735,719 and $666,903 at December 31, 1999 and 1998, respectively. During the year ended December 31, 1999, total principal additions were $935,000 and total principal payments were $866,184.

NOTE 13. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND SHORT-TERM INVESTMENTS - For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES - Fair values are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS RECEIVABLE - Fair value for performing loans is calculated by discounting estimated cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Fair value for non-performing loans is based on the lesser of estimated cash flows which are discounted using a rate commensurate with the risk associated with the estimated cash flows, or values of underlying collateral.

DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

ACCRUED INTEREST - The carrying amounts of accrued interest approximate fair value.

The estimated fair values of the Corporation's financial instruments at December 31, 1999 and 1998 are as follows:

                                        DECEMBER 31, 1999                    DECEMBER 31, 1998
                                 ---------------------------------   --------------------------------
                                    CARRYING              FAIR          CARRYING             FAIR
                                     AMOUNT              VALUE           AMOUNT             VALUE
                                 ----------------  ---------------  ----------------  ---------------
Financial assets:
   Cash and due from banks       $      2,640,520  $     2,640,520   $     1,305,528  $     1,305,528
   Federal funds sold                   1,537,000        1,537,000         4,967,000        4,967,000
   Securities                          13,518,256       13,518,256         3,988,212        3,988,212
   Loans                               30,675,915       31,586,141        12,637,318       12,744,518
   Accrued interest                       345,794          345,794            87,686           87,686
                                 ----------------  ---------------   ---------------  ---------------
                                 $     48,717,485  $    49,627,711   $    22,985,744  $    23,092,944
                                 ================  ===============   ===============  ===============

Financial liabilities:
   Deposits                      $     42,819,063  $    42,807,489   $    16,780,997  $    16,798,906
   Accrued interest                        73,441           73,441            26,757           26,757
                                 ----------------  ---------------   ---------------  ---------------
                                 $     42,892,504  $    42,880,930   $    16,807,754  $    16,825,663
                                 ================  ===============   ===============  ===============

NOTE 14. LINES OF CREDIT

The Bank has unsecured lines of credit with correspondent banks totaling $5,000,000 available for overnight borrowing. There were no amounts drawn on these lines at December 31, 1999 and 1998.


NOTE 15. EARNINGS PER SHARE

The following data shows the amounts used in computing earnings per share and the effect on the weighted average number of shares of dilutive potential common stock. The potential common stock did not have a significant impact on net income.

                                                            1999               1998
                                                     ---------------    ----------------
Weighted average number of common
  shares, basic                                              742,028             737,590
Effect of dilutive stock options                               8,924                  --
                                                     ---------------    ----------------
Weighted number of common shares
  and dilutive potential common stock
  used in diluted EPS                                        750,952             737,590
                                                     ===============    ================

                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2000

                         JAMES MONROE BANCORP, INC.
                               AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                                                                                                   (Unaudited)
                                                                                         MARCH 31,               MARCH 31,
                                                                                           2000                    1999
                                                                                       ------------            ------------
       ASSETS

Cash and due from banks                                                                 $ 2,875,420             $ 1,667,190
Federal funds sold                                                                        5,328,000               3,157,000
Securities available for sale at fair value                                              14,558,049               8,575,180
Loans, net of allowance for loan losses of $419,200 in 2000
     and $192,000 in 1999                                                                37,159,429              17,897,692
Bank premises and equipment, net                                                            715,352                 483,567
Accrued interest receivable                                                                 409,667                 226,966
Other assets                                                                                212,658                  53,819
                                                                                       ------------            ------------
                                                                                       $ 61,258,575            $ 32,061,414
                                                                                       ============            ============

       LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits:
     Noninterest-bearing deposits                                                      $ 17,723,361             $ 5,654,519
     Interest-bearing deposits                                                           36,625,445              19,604,788
                                                                                       ------------            ------------
         Total deposits                                                                  54,348,806              25,259,307

   Accrued interest payable and other liabilities                                           228,344                 167,434
                                                                                       ------------            ------------
         Total liabilities                                                               54,577,150              25,426,741

COMMITMENTS AND CONTINGENCIES                                                                    --                      --

STOCKHOLDERS' EQUITY
   Common stock, $1 par value; authorized 2,000,000 shares;
     issued and outstanding 744,290 in 2000 and 742,590 in 1999                             744,290                 742,590
   Capital surplus                                                                        6,698,610               6,683,310
   Retained earnings (deficit)                                                             (469,158)               (740,736)
   Accumulated other comprehensive (loss)                                                  (292,317)                (50,491)
   Total stockholders' equity                                                             6,681,425               6,634,673
                                                                                       ------------            ------------
                                                                                       $ 61,258,575            $ 32,061,414
                                                                                       ============            ============


                           JAMES MONROE BANCORP, INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                                  (Unaudited)
                                                                                   For the Quarter             For the Quarter
                                                                                         Ended                     Ended
                                                                                       March 31,                  March 31,
                                                                                         2000                       1999
                                                                                  -----------------          -----------------

INTEREST INCOME:
   Loans, including fees                                                             $  757,471                $ 340,433
   Securities, taxable                                                                  223,823                  122,171
   Federal funds sold                                                                    39,990                   48,529
                                                                                     -----------               ---------
         Total interest income                                                        1,021,284                  511,133

INTEREST EXPENSE, deposits                                                              364,548                  148,403
                                                                                     -----------               ---------

         Net interest income                                                            656,736                  362,730

PROVISION FOR LOAN LOSSES                                                                56,200                   60,000
                                                                                     -----------               ---------

         Net interest income after provision for loan losses                            600,536                  302,730

NONINTEREST INCOME:
   Service charges and fees                                                              48,201                   12,992
   Other                                                                                 15,620                    5,734
                                                                                     -----------               ---------
         Total noninterest income                                                        63,821                   18,726

NONINTEREST EXPENSES:
    Salaries and wages                                                                  253,511                  145,159
    Employee benefits                                                                    36,443                   23,199
    Occupancy expenses                                                                   66,452                   54,065
    Equipment expenses                                                                   43,395                   23,452
    Other operating expenses                                                            152,655                  109,814
        Total noninterest expenses                                                      552,456                  355,689
                                                                                     -----------               ---------

        Income (loss) before income taxes                                               111,901                  (34,233)
PROVISION FOR INCOME TAXES                                                                   --                       --
                                                                                     -----------               ---------

         Net income (loss)                                                           $   111,901               $ (34,233)
                                                                                     ===========               =========

EARNINGS PER SHARE, basic and assuming dilution                                      $     0.15                $   (0.46)
                                                                                     ===========               =========

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
            For the Quarters Ended March 31, 2000 and March 31, 1999
                                   (Unaudited)

                                                                                        ACCUMULATED
                                                                                           OTHER
                                                                         RETAINED         COMPRE-       COMPRE-         TOTAL
                                             COMMON        CAPITAL       EARNINGS         HENSIVE       HENSIVE     STOCKHOLDERS'
                                             STOCK         SURPLUS       (DEFICIT)         (LOSS)        INCOME        EQUITY
                                           ---------    -----------    ----------       -----------    ---------   --------------
BALANCE, DECEMBER 31, 1999                 $ 742,590    $ 6,683,310    $ (581,059)      $ (245,595)                 $ 6,599,246
   Comprehensive (loss):
   Net income                                                             111,901                       $111,901        111,901
     Net change in unrealized (losses)
       on available for sale securities,
       net of deferred taxes of $24,821                                                    (46,722)      (46,722)       (46,722)
                                                                                                       ---------
   Total comprehensive (loss)                                                                          $  65,179
                                                                                                       =========
   Exercise of stock options                   1,700         15,300            --               --                       17,000
                                           ---------    -----------    ----------       ----------                  -----------
BALANCE, MARCH 31, 2000                    $ 744,290    $ 6,698,610    $ (469,158)      $ (292,317)                 $ 6,681,425
                                           =========    ===========    ==========       ==========                  ===========


                                                                                      ACCUMULATED
                                                                                         OTHER
                                                                        RETAINED         COMPRE-       COMPRE-         TOTAL
                                            COMMON        CAPITAL       EARNINGS         HENSIVE       HENSIVE     STOCKHOLDERS'
                                            STOCK         SURPLUS       (DEFICIT)         (LOSS)        INCOME        EQUITY
                                           ---------    -----------    ----------       -----------    ---------   --------------
BALANCE, DECEMBER 31, 1998                 $ 737,590    $ 6,638,310    $ (706,503)      $  (10,758)                 $ 6,658,639
   Comprehensive (loss):
     Net loss                                                             (34,233)                     $ (34,233)       (34,233)
     Net change in unrealized (losses)
       on available for sale securities,
       net of deferred taxes of $20,468                                                    (39,733)      (39,733)       (39,733)
                                                                                                       ---------
   Total comprehensive (loss)                                                                          $ (73,966)
                                                                                                       =========
   Issuance of common stock                    5,000         45,000                                                 $    50,000
                                           ---------    -----------    ----------       ----------                  -----------
BALANCE, MARCH 31, 1999                    $ 742,590    $ 6,683,310    $ (740,736)      $  (50,491)                 $ 6,634,673
                                           =========    ===========    ==========       ==========                  ===========

                           JAMES MONROE BANCORP, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                (Unaudited)
                                                                                  FOR THE QUARTER         FOR THE QUARTER
                                                                                       ENDED                   ENDED
                                                                                      MARCH 31,               MARCH 31,
                                                                                        2000                    1999
                                                                                 ----------------          ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                             $       111,901           $     (34,233)
   Adjustments to reconcile net income (loss) to net cash provided by
     (used in) operating activities:
       Depreciation and amortization                                                      30,714                  18,957
       Provision for loan losses                                                          56,200                  60,000
       (Increase) in accrued interest receivable                                         (63,873)               (139,280)
       Amortization of bond premium                                                          151                   1,853
       Accretion of bond discount                                                         (2,541)                   (271)
       (Increase) in other assets                                                         (2,298)                 (3,697)
        Increase in accrued interest and other liabilities                                28,598                  98,508
                                                                                  --------------           ------------
         Net cash provided by (used in) operating activities                      $      158,852           $      1,837
                                                                                  --------------           ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of securities available for sale                                     $  (1,143,424)           $ (4,998,750)
   Proceeds from calls and maturities of securities available for sale                   35,531                 350,000
   Purchases of premises and equipment                                                  (32,088)                 (9,361)
   (Increase) decrease in Federal funds sold                                         (3,791,000)              1,810,000
   Net (increase) in loans                                                           (6,539,714)             (5,320,374)
                                                                                  -------------            ------------
        Net cash (used in) investing activities                                   $ (11,470,695)           $ (8,168,485)
                                                                                  -------------            ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand deposits, savings deposits
     and money market accounts                                                    $   5,437,593            $  7,698,348
   Net increase in time deposits                                                      6,092,150                 779,962
   Proceeds from issuance of common stock                                                17,000                  50,000
                                                                                  -------------            ------------
         Net cash provided by financing activities                                $  11,546,743            $  8,528,310
                                                                                  -------------            ------------

         Increase (decrease)in cash and due from banks                            $     234,900            $    361,662

CASH AND DUE FROM BANKS
   Beginning                                                                          2,640,520               1,305,528
                                                                                  -------------            ------------

   Ending                                                                         $   2,875,420            $  1,667,190
                                                                                  =============            ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION,
   cash payments for interest paid to depositors                                  $     364,548            $    148,482
                                                                                  =============            ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES,
   unrealized (loss) on securities available for sale                             $      79,430            $     39,733
                                                                                  =============            ============

                          NOTES TO FINANCIAL STATEMENTS


1. GENERAL

The accompanying unaudited consolidated financial statements of James Monroe Bancorp, Inc. and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. All significant intercompany balances and transactions have been eliminated. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments and reclassifications consistently of a normal and recurring nature considered necessary to present fairly the financial positions as of March 31, 2000 and December 31, 1999, and the results of operations and cash flows for three months ended March 31, 2000 and 1999.

Operating results for the three month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                                     [LOGO]




                           JAMES MONROE BANCORP, INC.



                                 344,828 SHARES

                                  COMMON STOCK

                                   Prospectus

                                August 11, 2000




     JAMES MONROE BANCORP HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROSPECTUS OR IN ITS DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. THE DELIVERY OF THIS PROSPECTUS AND/OR THE SALE OF SHARES OF COMMON STOCK DO NOT MEAN THAT THERE HAVE NOT BEEN ANY CHANGES IN JAMES MONROE BANCORP'S CONDITION SINCE THE DATE OF THIS PROSPECTUS. IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO SELL, OR TO ASK FOR OFFERS TO BUY, THE SECURITIES OFFERED BY THIS PROSPECTUS, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROSPECTUS DOES NOT EXTEND TO YOU. THIS PROSPECTUS SPEAKS ONLY AS OF ITS DATE EXCEPT WHERE IT INDICATES THAT ANOTHER DATE APPLIES.

UNTIL NOVEMBER 29, 2000, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.